UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ILLINOIS TOOL WORKS INC.

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Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026

Notice of Annual Meeting of Stockholders
Friday, May 8, 2009
3:00 P.M.

The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois 60603

ITW is holding its 2009 Annual Meeting for the following purposes:

1. To elect the ten directors named in this proxy statement for the upcoming year;

2.	To ratify the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm;

3.	To consider a stockholder proposal, if presented at the Annual Meeting; and

4. To conduct any other business as may be properly brought before the meeting.

The Board of Directors recommends that you vote FOR each of the director nominees, FOR the ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2009 and AGAINST the stockholder proposal, if presented at the meeting.

Only stockholders of record at the close of business on March 10, 2009 are entitled to vote.

We have elected to furnish materials for our 2009 Annual Meeting of Stockholders through the Internet. We believe the use of the United States Securities and Exchange Commission (the “SEC”) e-proxy rule will expedite stockholders’ receipt of our 2009 Proxy Statement and 2008 Annual Report, as well as lower the costs and reduce the environmental impact of our Annual Meeting.

By Order of the Board of Directors,
James H. Wooten, Jr.
Secretary

March 25, 2009

Illinois Tool Works Inc.

Proxy Statement

Information about the Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may now generally furnish proxy materials, including our annual report to stockholders, to our stockholders on the Internet.

•	Stockholders who have previously signed up to Receive Proxy Materials on the Internet: On or about March 25, 2009, we will send electronically a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to those stockholders that have previously signed up to receive their proxy materials and other stockholder communications on the Internet instead of by mail.

•	Stockholders who have previously signed up to Receive All Future Proxy Materials in Printed Format by Mail: On or about March 25, 2009, we will begin mailing printed copies of our proxy materials, including our annual report to stockholders, to all stockholders who previously submitted a valid election to receive all future proxy materials and other stockholder communications in written format.

•	All other Stockholders: On or about March 25, 2009, we will begin mailing the E-Proxy Notice to all other stockholders. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the annual report to stockholders. Instead, the E-Proxy Notice instructs you as to how you may access and review all of the important information contained in the proxy materials, including our annual report to stockholders. The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our proxy materials, including our annual report to stockholders, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Receiving Future Proxy Materials Electronically: Stockholders may also sign up to receive future proxy materials, including E-Proxy Notices, and other stockholder communications electronically instead of by mail. This will reduce our printing and postage costs and eliminate bulky paper documents from your personal files. In order to receive the communications electronically, you must have an e-mail account and access to the Internet.

Questions and Answers

Following are questions often asked by stockholders of publicly held companies. We hope that the answers will assist you in casting your vote.

What am I voting on?

We are soliciting your vote on:

1.	The election of the ten directors named in this proxy statement for the upcoming year;

2.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009;

3.	A stockholder proposal urging the Board of Directors to seek stockholder approval of any future extraordinary retirement benefits for senior executives; and

4.	Any other business as may be properly brought before the meeting.

Who may vote?

Stockholders at the close of business on March 10, 2009, the record date, may vote. On that date, there were 499,198,657 shares of ITW common stock outstanding.

How many votes do I have?

Each share of ITW common stock that you own entitles you to one vote.

How do I vote?

You may vote your shares in one of the following four ways:

1.	In person:	Attend our Annual Meeting, where ballots will be provided; or
2.	By telephone:	See the instructions at www.proxyvote.com; or
3.	By Internet:	See the instructions at www.proxyvote.com; or
4.	By mail:	If you received a printed copy of these proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

If you hold your shares through a bank or broker that does not offer telephone or Internet voting, please complete and return your proxy card by mail.

When must I submit my vote by Internet or by phone?

If you vote by Internet or by phone, you must transmit your vote by 1:00 a.m., Central Time, on May 8, 2009.

If I hold shares through an ITW 401(k) Plan, when must I submit my vote?

Shares held through an ITW 401(k) plan must be voted by 11:59 p.m., Central Time, on May 6, 2009 in order to be tabulated in time for the meeting.

How does discretionary voting authority apply?

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If you do not indicate how you want to vote, you give authority to Marvin D. Brailsford, Susan Crown and Harold B. Smith to vote on the items discussed in these proxy materials and on any other matter that is properly raised at our Annual Meeting. If you do not indicate how you want to vote, your proxy will be voted FOR the election of each director nominee, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, AGAINST the stockholder proposal and FOR or AGAINST any other properly raised matter at the discretion of Ms. Crown and Messrs. Brailsford and Smith.

May I revoke my proxy?

You may revoke your proxy at any time before it is voted at our Annual Meeting in one of four ways:

1.	Notify our Secretary in writing before our Annual Meeting that you wish to revoke your proxy;

2. Submit another proxy with a later date;

3. Vote by telephone or Internet after you have given your proxy; or

4. Vote in person at our Annual Meeting.

What does it mean if I receive more than one E-Proxy Notice or set of proxy materials?

Your shares are likely registered differently or are in more than one account. For each notice, proxy and/or voting instruction card or e-mail notification you receive that has a control number, you must vote to ensure that all shares you own are voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of ITW shares entitled to vote at our Annual Meeting constitutes a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card or if you vote by telephone or internet. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when your bank, broker or other holder of record holding shares for you as the beneficial owner submits a proxy that does not indicate a vote as to a proposal because that holder does not have voting authority for that proposal and has not received voting instructions from you.

What vote is required to approve each proposal?

Election of Directors: Each nominee who receives a majority of the votes cast with respect to his or her election will be elected. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Any nominee who fails to receive a majority of the votes cast for election is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines as discussed more fully under “Corporate Governance Policies and Practices — Director Election” on

page 13. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors, even if they do not receive voting instructions from you; therefore, no broker non-votes will occur.

Ratification of the Appointment of Independent Registered Public Accounting Firm: Although we are not required to submit the appointment of our independent registered public accounting firm to a vote of stockholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present or represented by proxy at our Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the ratification since it is one fewer vote for approval. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on this ratification, even if they do not receive voting instructions from you; therefore, no broker non-votes will occur.

Stockholder Proposal Urging the Board of Directors to Seek Stockholder Approval of Any Future Extraordinary Retirement Benefits for Senior Executives:  Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy at our Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the proposal since it is one fewer vote for approval, but a broker non-vote will have no effect.

How do I submit a stockholder proposal?

To be considered for inclusion in our proxy statement for our May 2010 Annual Meeting, a stockholder proposal must be received no later than November 25, 2009. Your proposal must be in writing and must comply with the proxy rules of the SEC. You should send your proposal to our Secretary at our address on the cover of this proxy statement.

You also may submit a proposal that you do not want included in the proxy statement, but that you want to raise at our May 2010 Annual Meeting. We must receive your proposal in writing on or after January 8, 2010, but no later than February 7, 2010. As detailed in the advance notice procedures described in our by-laws, for a proposal other than the nomination of a director to be properly brought before an annual meeting, your notice of proposal must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business.

How do I nominate a director?

If you wish to nominate an individual for election as a director at our May 2010 Annual Meeting, our Secretary must receive your written nomination on or after January 8, 2010, but no later than February 7, 2010. As detailed in the advance notice procedures described in our by-laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of shares of ITW stock that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) a statement as to whether the nominee intends to tender his or her resignation in accordance with our Corporate Governance Guidelines; (9) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of his or her independence; and (10) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. Any nomination that you make must be approved by our Corporate Governance and Nominating Committee, as well as by our Board of Directors. The process for the selection of director candidates is described under “Corporate Governance Policies and Practices — Director Candidates” on page 13.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement and the E-Proxy Notice. We will also authorize brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward copies of the proxy materials to the beneficial owners of ITW common stock. Upon request, we will reimburse them for their reasonable expenses. In addition, our officers, directors and employees may solicit proxies in person, by mail, by telephone or otherwise.

Election of Directors

Stockholders are being asked to elect the ten directors named in this proxy statement at our Annual Meeting. The individuals listed below have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. Each director will serve until the May 2010 Annual Meeting, until a qualified successor director has been elected, or until he or she resigns or is removed.

We will vote your shares as you specify on the proxy card, by telephone, by Internet or by mail. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve. The nominees have provided the following information about themselves:

William F. Aldinger, 61, retired as President, Chief Executive Officer and Chairman of the Board of Directors of Capmark Financial Group Inc., a commercial real estate finance company, in December 2008, positions he had held since June 2006. Mr. Aldinger retired as the Chairman and Chief Executive Officer of HSBC Finance Corporation (formerly Household International, Inc.), a consumer finance company, in April 2005, a position he held since 1994. He also retired as Chairman and Chief Executive Officer of its parent company, HSBC North America Holdings Inc., a position he held since December 2003. He serves on the boards of AT&T Inc., KKR Financial Corp. and The Charles Schwab Corporation. Mr. Aldinger has served as a director of ITW since 1998.

Marvin D. Brailsford, 70, retired as Vice President of Kaiser-Hill Company LLC, a construction and environmental services company, in June 2002, a position he had held since September 1996. Prior to his employment with Kaiser-Hill, he served with the United States Army for 33 years, retiring with the rank of Lieutenant General. He is a director of Conn’s, Inc. Gen. Brailsford has served as a director of ITW since 1996.

Susan Crown, 50, has served as Vice President of Henry Crown and Company, a business with diversified investments, since 1984. She is a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company. Ms. Crown has served as a director of ITW since 1994.

Don H. Davis, Jr., 69, retired as Chairman of the Board of Rockwell Automation, Inc., a leading global provider of industrial automation power, control and information products and services, in February 2005, a position he had held since 1998. From 1997 to 2004, he also served as Rockwell’s Chief Executive Officer. Mr. Davis has served as a director of ITW since 2000.

Robert C. McCormack, 69, is an Advisory Director of Trident Capital, Inc., a venture capital firm, and was a Partner of Trident from 1993 to the end of 2004. From 1987 to 1993, Mr. McCormack served successively as Deputy Under Secretary of Defense and Assistant Secretary of the Navy (Finance and Comptroller). He is a director of DeVry Inc., MeadWestvaco Corporation and Northern Trust Corporation and its subsidiary, The Northern Trust Company. Mr. McCormack has served as a director of ITW since 1993, and previously served as a director of ITW from 1978 through 1987.

Robert S. Morrison, 66, retired as Vice Chairman of PepsiCo, Inc., a beverage and food products company, having served in that position from 2001 to 2003. From 1997 to 2001, prior to its merger with PepsiCo, he was Chairman, President and Chief Executive Officer of The Quaker Oats Company. He also served as interim Chairman and Chief Executive Officer of 3M Company from June to December 2005. Mr. Morrison is a director of 3M Company and Aon Corporation. Mr. Morrison has served as a director of ITW since 2003.

James A. Skinner, 64, has served as Vice Chairman of McDonald’s Corporation, a restaurant chain, since 2003 and Chief Executive Officer since November 2004, previously serving as President and Chief Operating Officer of McDonald’s Restaurant Group from February 2002 to December 2002; President and Chief Operating Officer of McDonald’s Europe, Asia/Pacific, Middle East and Africa from 2001 to 2002; and President of McDonald’s-Europe from 1997 to 2001. He is a director of Walgreen Co. and McDonald’s Corporation. Mr. Skinner has served as a director of ITW since 2005.

Harold B. Smith, 75, is a retired officer of ITW and is a director of W.W. Grainger Inc., Northern Trust Corporation and its subsidiary, The Northern Trust Company. Mr. Smith has served as a director of ITW since 1968.

David B. Speer, 57, has served as Chairman of ITW since May 2006 and as Chief Executive Officer of ITW since August 2005 and was President from August 2004 to May 2006, previously serving as Executive Vice President from 1995 to August 2004. Mr. Speer has 30 years of service with ITW. He is a director of Rockwell Automation, Inc. and Deere & Company. Mr. Speer has served as a director of ITW since 2005.

Pamela B. Strobel, 56, retired as Executive Vice President and Chief Administrative Officer of Exelon Corporation and President of Exelon Business Services Company, an electric and gas utility company, in October 2005, a position she had held since 2003, previously serving as Chairman and Chief Executive Officer of Exelon Energy Delivery from 2000 to 2003. Prior to her employment with Exelon, and prior to the merger of PECO Energy Company and Unicom Corporation, she served as Executive Vice President of Unicom and its chief subsidiary, ComEd. She is a director of Domtar Corporation and State Farm Mutual Automobile Insurance Company. Ms. Strobel has served as a director of ITW since 2008.

Board of Directors and Its Committees

ITW’s Board of Directors met six times during 2008. In addition to meetings of the full Board, directors attended meetings of Board committees. Non-employee directors, all of whom are independent, met five times in regularly scheduled executive sessions. The Chairmen of each of the Board of Directors’ standing committees rotate as the Chairman of executive sessions of the independent directors. The Board of Directors has standing audit, compensation, corporate governance and nominating, and finance committees. Under the terms of their charters, each member of the audit, compensation, and corporate governance and nominating committees must meet applicable New York Stock Exchange (“NYSE”) and SEC independence requirements. ITW encourages its directors to attend all Board and committee meetings and the Annual Meeting of Stockholders. In 2008, all of the directors attended at least 75% of the meetings of the Board and the committees on which they serve, and all of the directors attended our 2008 Annual Meeting of Stockholders.

Audit Committee

Meetings in 2008:	5
Members:	Michael J. Birck (Chairman) (ret. 5/2/08)
Don H. Davis, Jr. (Chairman)
Marvin D. Brailsford
Robert C. McCormack
James A. Skinner
Pamela B. Strobel

The Audit Committee is responsible for the engagement of our independent registered public accounting firm and assists the Board with respect to matters involving and overseeing accounting, financial reporting and internal audit functions. The Committee also is responsible for the integrity of ITW’s financial statements; compliance with legal and regulatory requirements; the independence and performance of ITW’s independent registered public accounting firm; and the performance of ITW’s internal audit function. Additional information on the Committee and its activities is set forth in the “Audit Committee Report” on page 43.

Compensation Committee

Meetings in 2008:	3
Members:	William F. Aldinger (Chairman)
Susan Crown
Robert S. Morrison
James A. Skinner
Pamela B. Strobel

The Compensation Committee establishes and oversees executive and director compensation policies, including issues relating to pay and performance, targeted positioning and pay mix. The Compensation Committee recommends to the other independent directors compensation for the Chief Executive Officer, reviews and approves the Chief Executive Officer’s recommendations regarding the compensation of our other executive officers, and makes recommendations regarding new incentive compensation and equity-based plans or amendments.

Under its charter, the Compensation Committee may retain an independent compensation consultant or other advisors. The Compensation Committee has engaged Frederick W. Cook & Co., an independent consultant (“Cook”), to provide an independent and objective assessment of the design and award levels under the ITW 2006 Stock Incentive Plan. Cook was asked to review materials relevant to the overall compensation of our executives and to meet with our management in order to gain strategic insight into ITW’s compensation programs. On a limited basis, ITW management has engaged Hewitt Associates LLC to provide competitive market data (including information with respect to ITW’s peer group companies). From time to time, the Compensation Committee reviews the materials provided by Hewitt Associates LLC to management.

Additional information on the Compensation Committee, its activities, its relationship with its compensation consultant and the role of management in setting compensation, is provided in the “Compensation Discussion and Analysis” on page 19.

Corporate Governance and Nominating Committee

Meetings in 2008:	3
Members:	Marvin D. Brailsford (Chairman)
Susan Crown
Don H. Davis, Jr.
Robert S. Morrison
James A. Skinner

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates; develops, administers and recommends corporate governance guidelines; oversees the evaluation of the Board and management; and makes recommendations as to Board committees and Board size. See “Corporate Governance Policies and Practices — Director Candidates” below for a description of the director selection process.

Finance Committee

Meetings in 2008:	2
Members:	Robert C. McCormack (Chairman)
William F. Aldinger
Don H. Davis, Jr.
Robert S. Morrison
Harold B. Smith

The Finance Committee reviews, evaluates and recommends management’s proposals to the Board relating to ITW’s financing, investment portfolio, real estate investments, and reviews and evaluates an annual summary of the funding and investment status of significant benefit plans sponsored by ITW globally.

Corporate Governance Policies and Practices

General

We have long believed that good corporate governance is important to assure that ITW is managed for the long-term benefit of its stockholders. In that regard, we continuously review our corporate governance policies and practices not only for compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, and the listing standards of the NYSE, but also for good corporate governance principles.

Our Board of Directors has adopted and annually reviews charters for our Audit, Compensation, and Corporate Governance and Nominating Committees. We maintain a corporate governance section on our website that includes the charters of these committees, ITW’s Corporate Governance Guidelines, ITW’s Statement of Principles of Conduct (our code of business conduct and ethics for directors, officers and employees) and ITW’s Code of Ethics for the Chief Executive Officer and key financial and accounting personnel. In addition, we will promptly post any amendments to or waivers of the Code of Ethics on our website. You can find this and other corporate governance information at www.itw.com. We also will provide copies of this information upon request.

Communications with Directors

Stockholders and other interested parties may communicate with any of our directors or with the independent directors as a group by sending an e-mail to independentdirectors@itw.com or by writing to the Independent Directors c/o the Corporate Secretary at 3600 West Lake Avenue, Glenview, IL, 60026.

Board Independence

Our Board conducts an annual review as to whether each of our directors meets the applicable independence standards of the NYSE. In accordance with the NYSE listing standards, our Board of Directors has adopted categorical standards for director independence. A copy of ITW’s Categorical Standards for Director Independence is attached as Appendix A. A director will not be considered independent unless the Board of Directors determines that the director has no material relationship with ITW (directly or as a partner, stockholder or officer of an organization that has a material relationship with ITW).

The Board has determined that each of the current directors standing for re-election, except David B. Speer, has no material relationship with ITW other than as a director and is independent within the meaning of ITW’s Categorical Standards for Director Independence and the listing standards of the NYSE. Mr. Michael J. Birck, whose term as director expired on May 2, 2008, was also determined by the Board to be independent during the term of his directorship. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances including that: (1) Mr. Aldinger served as a director of a company with which we conduct business; (2) Ms. Crown and Messrs. McCormack and Smith serve as directors of Northern Trust Corporation and its subsidiary, The Northern Trust Company, with which ITW has a commercial banking relationship as described under “Ownership of ITW Stock — Other Principal Stockholders” on page 18; (3) Ms. Crown has an indirect interest in a company with which we conduct business; and (4) Ms. Strobel serves as a director of a company with which we conduct business. The Board has concluded that these relationships are not material and, therefore, do not impair the independence of the directors.

Director Candidates

Our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. The policy of the Corporate Governance and Nominating Committee is to consider a properly submitted stockholder nomination for election as director. For a description of the process for submitting a director candidate in accordance with ITW’s by-laws, see “Questions and Answers — How do I nominate a director?” on page 6.

Our directors play a critical role in guiding ITW’s strategic direction and oversee the management of ITW. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global manufacturing environment. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their duties and responsibilities to ITW.

The Corporate Governance and Nominating Committee, or other members of the Board of Directors, may identify a need to add new members to the Board of Directors with specific criteria or simply to fill a vacancy on the Board. At that time the Corporate Governance and Nominating Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates would be identified and presented to the Committee for its evaluation and approval. The Committee would then seek full Board endorsement of the selected candidate(s).

Assuming that a properly submitted stockholder recommendation for a director candidate has been received, the Corporate Governance and Nominating Committee will evaluate that candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by other sources, but the Committee has no obligation to recommend that candidate for nomination.

Director Election

Our by-laws provide for the election of directors in uncontested elections by majority vote. Under this majority vote standard, each director must be elected by a majority of the votes cast with respect to that director. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. In a contested election, directors will be elected by a plurality of the votes represented in person or by proxy at the meeting. An election is contested if the number of nominees exceeds the number of directors to be elected. Whether an election is contested or not is determined ten days in advance of when we file our definitive proxy statement with the SEC. This year’s election is uncontested, and the majority vote standard will apply.

If a nominee who is serving as a director is not elected at an annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director” until his or her successor is elected. Our Corporate Governance Guidelines, however, require any nominee for director who fails to receive a majority of the votes cast for his or her election to tender his or her resignation. The Corporate Governance and Nominating Committee of the Board will consider the resignation and recommend to the Board whether to accept or reject it. In considering the resignation, the Committee will take into account such factors as any stated reasons why stockholders voted against the election of the director, the length of service and qualifications of the director, the director’s contributions to ITW and our Corporate Governance Guidelines. The Board will consider the Committee’s recommendation, but no director who failed to receive a majority of the votes cast will participate. We will disclose the results within 90 days of such annual meeting. At our 2008 Annual Meeting, each director received a majority of the votes cast for his or her election.

Director Compensation

Annual Retainer and Chair Fees

The annual retainer for non-employee directors is $135,000, and the annual fee for committee chairs is an additional $5,000, except for the Audit Committee chair, whose annual fee is $15,000. Non-employee directors are given the opportunity to elect annually to receive all or a portion of their annual retainer and chair fees in an equivalent value of ITW common stock pursuant to our Stock Incentive Plan. The number of ITW shares to be issued to a director is determined by dividing the dollar amount of the fee subject to the election by the fair market value of ITW common stock on the date the fee otherwise would have been paid in cash.

Directors’ Deferred Fee Plan

Non-employee directors can defer receipt of all or a portion of their annual retainer and chair fees until retirement or resignation. Deferred fee amounts are credited with interest quarterly at current rates. A director can also elect to defer receipt of the ITW common stock received in lieu of a cash payment, in which case the deferred shares are credited as stock units to an account in the director’s name. The account receives additional credit for cash dividends and is adjusted for stock dividends, splits, combinations or other changes in ITW common stock upon retirement, resignation or a corporate change (as defined in the Stock Incentive Plan), with any fractional shares paid in cash.

ITW Common Stock

ITW grants stock to its non-employee directors under the Stock Incentive Plan, which links this element of compensation to our long-term performance. Under the current director compensation program, non-employee directors receive an annual stock grant equivalent in value to approximately $30,000. On February 8, 2008, each non-employee director was granted 618 shares of stock. On February 13, 2009, each non-employee director was granted 854 shares of stock.

Phantom ITW Stock

To tie a further portion of their compensation to our long-term performance, non-employee directors of ITW are awarded 1,000 units of phantom stock upon first becoming a director. The value of each unit equals the market value of one share of ITW common stock. Additional units are credited to a director’s phantom stock account in an amount equivalent to cash dividends paid on ITW stock. Accounts are adjusted for stock dividends, stock splits, combinations or similar changes. A director is eligible for a cash distribution from his or her account at retirement or upon approved resignation. Directors may elect to receive their phantom stock distribution in either a lump sum or in up to ten annual installments. Directors receive the value of their phantom stock accounts immediately upon a change of control.

Director Compensation in Fiscal Year 2008

The following table summarizes the compensation for our directors who served during 2008.

	Fees Earned or
	Paid in	Stock
	Cash	Awards	Total
Name(1)	($)(3)(4)	($)(5)	($)

William F. Aldinger	$140,000	$29,979	$169,979
Michael J. Birck(2)	$50,687	$29,979	$80,666
Marvin D. Brailsford	$140,000	$29,979	$169,979
Susan Crown	$135,000	$29,979	$164,979
Don H. Davis, Jr.	$144,931	$29,979	$174,910
Robert C. McCormack	$140,000	$29,979	$169,979
Robert S. Morrison	$135,000	$29,979	$164,979
James A. Skinner	$135,000	$29,979	$164,979
Harold B. Smith	$140,000	$29,979	$169,979
Pamela B. Strobel	$120,536	$78,489	$199,025

(1)	David B. Speer is not included in this table since he does not receive any compensation for his service as a director.

(2)	Michael J. Birck retired from the Board of Directors, and as Audit Committee chairman, effective May 2, 2008.

(3)	Mr. Aldinger elected to convert $140,000 of his fees earned in 2008 to 3,184 shares of ITW common stock. In addition, the following directors elected to convert some or all fees earned in 2008 to shares of ITW common stock and to defer receipt of those shares:

Name	Fees Deferred in 2008	Number of Shares

Michael J. Birck	$50,687	1,031
Marvin D. Brailsford	$70,000	1,593
Don H. Davis, Jr.	$144,931	3,310
Robert S. Morrison	$135,000	3,072
James A. Skinner	$135,000	3,072
Pamela B. Strobel	$120,536	2,754

(4)	In addition to $135,000 annual retainer, includes committee chair fees ($5,000 for Mr. Aldinger; $5,069 for Mr. Birck; $5,000 for Mr. Brailsford; $9,931 for Mr. Davis; $5,000 for Mr. McCormack; and $5,000 for Mr. Smith).

(5)	In 2008, each director received an annual stock grant of 618 shares equivalent in value to approximately $30,000, and Ms. Strobel received an award of 1,000 phantom stock units with a grant date fair value of $48,510. As of December 31, 2008, the directors’ phantom stock accounts had phantom stock unit balances as follows: Mr. Aldinger, 2,314; Mr. Brailsford, 4,711; Ms. Crown, 4,762; Mr. Davis, 2,279; Mr. McCormack, 4,762; Mr. Morrison, 2,187, Mr. Skinner, 2,127 and Ms. Strobel, 1,020. At the time of Mr. Birck’s retirement on May 2, 2008, he had a phantom stock unit balance of 4,656.

Ownership of ITW Stock

Directors and Executive Officers

The following table shows how much ITW common stock the directors, the named executive officers, and all directors and executive officers as a group beneficially owned as of December 31, 2008. The “named executive officers” are our Chief Executive Officer, our Chief Financial Officer, and the next three most highly-compensated executive officers who were serving at the end of the last fiscal year (based on total compensation, less the increase in pension value and nonqualified deferred compensation earnings). The “percent of class” calculation is based on 499,114,971 shares of ITW common stock outstanding as of December 31, 2008.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

The number of the directors’ phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock as of December 31, 2008. Phantom stock units are not transferable and have no voting rights. The units are not included in the “percent of class” calculation.

	Shares of Common Stock		Phantom	Percent
Name of Beneficial Owner	Beneficially Owned		Stock Units	of Class

Directors (other than Executive Officers)
William F. Aldinger	29,852	(1)	2,314	*
Marvin D. Brailsford	16,205		4,711	*
Susan Crown	26,199	(2)	4,762	*
Don H. Davis, Jr.	25,503		2,279	*
Robert C. McCormack	18,132,011	(3)	4,762	3.6%
Robert S. Morrison	56,569		2,187	*
James A. Skinner	9,634		2,127	*
Harold B. Smith	50,120,159	(4)	—	10.0%
Pamela B. Strobel	3,395		1,020	*
Named Executive Officers
David B. Speer	1,326,206	(5)	—	*
Ronald D. Kropp	120,337	(6)	—	*
Thomas J. Hansen	680,230	(7)	—	*
Russell M. Flaum	626,807	(8)	—	*
Hugh J. Zentmyer	595,285	(9)	—	*
			—	*
Directors and Executive Officers as a Group (27 Persons)	55,422,863	(10)	24,162	11.1%

*	Less than 1%

(1)	Includes (a) 6,000 shares owned by a charitable foundation of which Mr. Aldinger is an officer and a director; and (b) 200 shares owned by Mr. Aldinger’s spouse, as to which he disclaims beneficial ownership.

(2)	Includes (a) 4,000 shares owned by Ms. Crown’s spouse, as to which she disclaims beneficial ownership; and (b) 4,000 shares held in trusts of which Ms. Crown’s children are beneficiaries, as to which she disclaims beneficial ownership.

(3)	Includes (a) 800 shares owned in a trust, as to which Mr. McCormack shares voting and investment power with The Northern Trust Company; (b) 17,828,628 shares owned in twelve trusts, as to which Messrs. McCormack and Smith, one other individual, and The Northern Trust Company are trustees and share voting and investment power (4,858,914 of these shares are pledged to secure lines of credit); (c) 12,550 shares owned in a limited partnership in which Mr. McCormack owns 99% of the limited partnership units; and (d) 282,634 shares owned in a limited partnership, as to which Messrs. McCormack and Smith and The Northern Trust Company are co-trustees of the four trusts that hold 100% of the limited partnership units.

(4)	Includes (a) 29,137,204 shares owned in four trusts and one limited liability company as to which Mr. Smith shares voting and investment power with The Northern Trust Company and others (23,804,408 of these shares are pledged to secure lines of credit); (b) 2,032,322 shares owned in nine trusts as to which Mr. Smith shares voting and investment power (1,508,592 of these shares are pledged to secure lines of credit); (c) 17,828,628 shares owned in twelve trusts as to which Messrs. Smith and McCormack and The Northern Trust Company are trustees and share voting and investment power; (d) 772,556 shares owned in a revocable trust; (e) 65,616 shares owned by a charitable foundation of which Mr. Smith is a director; and (f) 282,634 shares owned in a limited partnership, as to which Messrs. Smith and McCormack, one other individual, and The Northern Trust Company are co-trustees of the four trusts that hold 100% of the limited partnership units. Mr. Smith’s address is c/o Corporate Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois, 60026.

(5)	Includes (a) 1,864 shares allocated to Mr. Speer’s account in the ITW Savings and Investment Plan; and (b) 1,255,000 shares covered by options exercisable within 60 days.

(6)	Includes (a) 2,498 shares allocated to Mr. Kropp’s account in the ITW Savings and Investment Plan; and (b) 114,000 shares covered by options exercisable within 60 days.

(7)	Includes 658,500 shares covered by options exercisable within 60 days.

(8)	Includes (a) 4,037 shares allocated to Mr. Flaum’s account in the ITW Savings and Investment Plan; and (b) 530,000 shares covered by options exercisable within 60 days.

(9)	Includes (a) 9,199 shares owned in a revocable trust; (b) 22,028 shares owned by Mr. Zentmyer’s spouse in a trust, as to which he disclaims beneficial ownership; (c) 650 shares held in a trust of which Mr. Zentmyer’s brother is the beneficiary and as to which he disclaims beneficial ownership; (d) 16,708 shares allocated to Mr. Zentmyer’s account in the ITW Savings and Investment Plan; and (e) 540,000 shares covered by options that became exercisable upon his retirement on December 31, 2008.

(10)	Includes 4,746,652 shares covered by options exercisable within 60 days and 30,219,552 shares pledged as security.

Other Principal Stockholders

This table shows, as of December 31, 2008, the only stockholders other than a director that we know to be a beneficial owner of more than 5% of ITW common stock. We maintain a commercial banking relationship with The Northern Trust Company and its wholly-owned subsidiaries. The Northern Trust Company is a wholly-owned subsidiary of Northern Trust Corporation. Susan Crown, Robert C. McCormack and Harold B. Smith, directors of ITW, are also directors of Northern Trust Corporation and The Northern Trust Company. The commercial banking relationship between ITW and The Northern Trust Company may involve, but is not strictly limited to, the following services: creating and maintaining deposit accounts, credit services, investment banking services, payment and collection services, trade services, credit enhancement or payment guaranty, acting as agent or fiduciary, consulting services, risk management services, and broker dealer services. In addition, The Northern Trust Company serves as the trustee under ITW’s principal pension plans. The banking and trustee relationships with The Northern Trust Company are conducted in the ordinary course of business on an arms-length basis. Banking, investment management, trustee and other administrative fees (including share repurchase fees) paid to The Northern Trust Company by ITW were approximately $2.4 million in 2008.

Name and Address of	Shares of Common Stock		Percent
Beneficial Owner	Beneficially Owned		of Class

The Northern Trust Company	63,321,682	(1)	12.4%
50 South LaSalle Street Chicago, IL 60603
Barrow, Hanley, Mewhinney & Strauss, Inc.	29,268,378	(2)	5.7%
2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761

(1)	The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 63,321,682 shares. They have sole voting power with respect to 17,539,956 shares and share voting power with respect to 43,758,393 shares. They have sole investment power with respect to 6,513,186 shares and share investment power with respect to 47,446,381 shares. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 34,984,876 shares, resulting in aggregate holdings by The Northern Trust Company of 98,306,558 shares, or 19.7%. This information was provided in a Schedule 13G/A filed with the SEC on February 17, 2009.

(2)	Barrow, Hanley, Mewhinney & Strauss, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, owns an aggregate of 29,268,378 shares. It has sole voting power with respect to 8,185,298 shares and shares voting power with respect to 21,083,080 shares. It has sole dispositive power with respect to all of the shares. This information was provided in a Schedule 13G/A filed with the SEC on February 11, 2009.

Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that ITW’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of ITW common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us during fiscal 2008 and written representations from executive officers and directors, we believe that all filing requirements were met during 2008.

Compensation Discussion and Analysis

Introduction

ITW emphasizes a total compensation approach in establishing individual executive compensation levels, with each element of compensation serving a specific purpose. ITW’s compensation program consists primarily of three elements: short-term cash compensation (base salaries and annual cash incentives), longer-term equity compensation (stock options, restricted stock and restricted stock units), and retirement benefits. ITW retains the flexibility to recognize and reward superior company, business unit and individual performance by differentiating the cash incentive and equity awards made to individual executives. During 2008, we continued our review of our compensation program for senior management. We focused on establishing compensation structures and the relative weightings for base salary, annual cash incentives, and longer-term incentives that meet the objectives of being both performance-based and market competitive in delivering total compensation.

In making its executive compensation decisions and recommendations, the Compensation Committee is guided by the following factors:

•	Our compensation philosophy.

•	Compensation comparisons from a peer group of diversified multinational industrial companies.

•	Management’s contribution to our short-term and long-term growth.

See “Board of Directors and Its Committees — Compensation Committee” for more information about the function of the Compensation Committee.

Compensation Philosophy

Our compensation philosophy is reflective of our overall operating philosophy and management structure and is intended to:

•	Provide employees with a competitive pay arrangement.

•	Target base salaries at market, which would be median or 50th percentile.

•	Drive pay for performance through a competitive short-term incentive cash bonus program, which links pay primarily to business unit performance and individualized objectives.

•	Reward long-term performance and provide for capital accumulation through awards of stock options or stock grants.

Peer Companies

We have selected a group of comparable companies to benchmark executive pay, providing competitive market data to be used in establishing and recommending each element of compensation. This group was selected using the following criteria:

•	Size as measured by revenue — generally not less than 1/3 or more than 3 times ITW’s annual revenue.

•	Similar-type businesses — multinational, diversified and industrial.

•	Top quartile performance related to revenue growth, earnings growth, earnings per share growth and return on invested capital.

•	Companies with which we compete for stockholders, business and talent.

For 2008, the 18 companies comprising the peer group were:

3M Company	Eaton Corporation	Masco Corporation
Caterpillar Inc.	Emerson Electric Company	Parker-Hannifin Corporation
Cooper Industries Ltd.	Honeywell International Inc.	Textron Inc.
Danaher Corporation	Ingersoll-Rand Company Ltd.	TRW Automotive Holdings Corporation
Deere & Company	ITT Corporation	Tyco International Ltd.
Dover Corporation	Johnson Controls, Inc.	United Technologies Corporation

The nature of ITW’s highly decentralized and diverse lines of business presents challenges in identifying similar organizations for comparison purposes; however, we believe that the peer group selected provides relevant comparisons.

Management’s Contributions to Our Growth

ITW’s management structure is decentralized and puts emphasis on line management. This structure allows us to give unusually substantial operating authority to executive officers and is an important element in developing and retaining our senior managers and in creating high job satisfaction. The general managers of our businesses are empowered to make the decisions necessary to serve their customers and grow their businesses and are accountable for their business unit’s results. Our executive management’s role is to ensure that these decisions are carried out in accordance with our values and expectations for the near and long term and, are in general, in the best interests of our stockholders.

Use of Discretion in Setting Compensation

ITW’s compensation programs recognize the importance of ensuring that discretion as related to market conditions and both individual and business unit performance is provided to the Chief Executive Officer (the “CEO”) and Compensation Committee in determining compensation levels and awards. In setting base salaries and annual cash incentive award maximums, and in determining grants of longer-term equity awards, the CEO and Compensation Committee use judgment to align compensation with respect to both external data and an internal comparison of individual responsibilities, potential and achievement.

Compensation Decisions and Individual Compensation Levels

There are no material differences in the policies and decision processes used in setting compensation for the CEO and the other named executive officers. However, the different levels of compensation for the named executive officers as shown in the Summary Compensation Table of this proxy statement reflect internal factors such as each executive’s scope of responsibility, impact on profitable growth, and breadth of experience, as well as external market data from the peer companies. On an annual basis, the CEO reviews the total compensation of senior executives and makes recommendations to the Compensation Committee based on his assessment of each executive’s individual performance and the peer company compensation information. The Compensation Committee makes recommendations to the independent directors regarding the CEO’s compensation based on an assessment of the CEO’s performance and information relative to compensation of CEOs of the peer companies. The Compensation Committee believes that it is appropriate to benchmark total compensation for the CEO to the levels of base salary, annual incentive, and longer-term incentives being provided to CEOs of comparable multinational and diversified industrial organizations, as previously described under “Peer Companies.”

Base Salary

In determining base salary, the CEO and the Compensation Committee consider the size and scope of the executives’ responsibilities and the median base salary of similar positions at our peer companies, as well as the executive officers’ past experience, performance and future potential. Using the median as a general reference provides an appropriate base salary that encourages solid performance year after year. Base salaries are reviewed annually and adjustments are intended to recognize an executive officer’s performance and contributions over the prior year, as well as any significant changes in duties or scope of responsibility. Adjustments to base salary also take into account peer group information and how base salary factors into achieving levels of total compensation.

The 2008 compensation program review followed the Compensation Committee’s approval in December 2007 of base salary increases that became effective in January 2008 for the CEO and for the other named executive officers. We have a common review date of January for base salary and incentive compensation opportunity changes for our senior executive officers. This process allows the Compensation Committee and the CEO to review base compensation and discuss recommended changes in December considering individual contributions to overall financial and operating results for the year and to set objectives for the upcoming year.

In December 2007, the Compensation Committee noted that the 2007 base salary for the CEO and the base salaries for the other named executive officers were below the median of the peer group comparisons and approved base salary adjustments that became effective January 2008. These salary adjustments brought the base salaries of these executive officers closer to the median levels. The 2008 calendar year compensation for the named executive officers is disclosed in the Summary Compensation Table on page 29 of this proxy statement.

In response to the deteriorating economic environment our businesses faced in 2008, management recommended, and the Compensation Committee agreed, that there be no base salary increases in 2009 for any of our executive officers.

Annual Cash Incentives

We believe that management should be rewarded for contributions to our overall financial success measured by income growth of their business unit, their group or ITW, as well as for individual accomplishments that contribute to the longer-term health of the business. Annual cash incentive awards are made under the stockholder-approved provisions of the ITW Executive Incentive Plan. The Compensation Committee considers recommendations from the CEO and approves annual cash incentives for our executive officers. The Compensation Committee determines and recommends for approval by the independent directors the award amount for the CEO.

The plan is designed around two elements: income growth (the “P” factor) and personal objectives (the “O” factor). For 2007, these factors were weighted equally. For 2008, the P factor weighting was changed to 60% of each named executive officer’s potential award opportunity with the remaining 40% based on the O factor objectives. In addition, the weighting of income for operating executives was changed to 33% of corporate results and 67% of their respective businesses. These changes were intended to place greater emphasis on the financial performance element and reinforce the increasing need to collaborate across businesses.

Participation in our Executive Incentive Plan is limited to those who have an impact on the profitable growth of the business or who have significant responsibility for a major element of business growth. The P factors are recommended by management and approved by the Compensation Committee annually. The individual O factors for the CEO are established by the Compensation Committee annually, and the individual O factors for each other named executive officer are recommended by the CEO and approved by the Compensation Committee.

Individual award maximums, expressed as percentages and applied to year-end base salary, are determined in accordance with the executive’s level of responsibilities and accountability. Although we generally do not establish any specific target or prescribed value, comparisons are made to median annual cash incentive levels in the peer group compensation data. ITW’s annual cash incentives are variable and structured to provide awards above these median levels only upon the achievement of exceptional financial results and individual performance objectives. For the 2008 plan year, the award maximums were 150% for Mr. Kropp and 200% for the other named executive officers. Payments under the plan are made following the end of the fiscal year after approval by the Compensation Committee.

Both the P and O factors have a payout range of 0% to 100% of the maximum for the named executive officers. For the 2008 P factor, income was compared to the prior year (2007) to measure the percentage of increase. Participants begin to earn payment for the P factor once 80% of the applicable prior year income is achieved. At the 80% achievement level, the P factor award payout is 34% of the maximum payment. At the 100% achievement level, the payout is 75% of the maximum payment. For the named executive officers, a maximum P factor payout of 100% only occurs when 115% achievement of prior year income is reached.

The objectives for O factors are more subjective than the P factors. For 2008, Mr. Speer’s objectives were focused on succession planning, leadership development, acquisitions, divestitures, and a review of ITW’s strategy in emerging markets. For the other named executive officers, 2008 objectives were generally focused on leadership development, emerging market growth initiatives, acquisition integration and succession planning. Each individual objective is assigned a relative weighting. At the end of the year, each named executive officer submits a written self-appraisal and overall score of achievement. For the named executive officers, other than the CEO, the appraisals are reviewed by the CEO. The self-appraisal for the CEO is reviewed by the Compensation Committee. These reviews consider completion of objectives, relative weightings and the quality of the work performed. Therefore, an element of judgment is involved in assigning individual levels of achievement for the O factors. A distinguished level of achievement provides a maximum 100% payment.

The following payout grid was used to determine the P factor award component for 2008 (for example, 75% of the maximum P factor award would be paid if 2008 income from continuing operations performance was 100% of prior year results):

Maximum P
% of Achievement	Factor Award%

115% and above	100%
110%	90%
105%	82.5%
100%	75%
95%	65%
90%	57%
85%	47%
80%	34%
79% and below	0%

The 2008 P factors for Messrs. Speer and Kropp were entirely based on the year-over-year percentage of increase in corporate income from continuing operations. For the other named executive officers, the P factor was based 67% on the year-over-year percentage of increase of the operating income for their respective businesses and 33% on the year-over-year percentage of increase of corporate income from continuing operations. The following table shows the respective earnings achieved in 2007 and 2008 considered in the determination of the P factor award for the named executive officers:

	2007	2008
	Corporate/Unit	Corporate/Unit	% of	% of P
Named Executive Officer	Income Levels (000s)	Income Levels (000s)	Achievement	Factor Award

David B. Speer	$1,711,936	$1,583,266	92.5%	61.0%
Ronald D. Kropp	$1,711,936	$1,583,266	92.5%	61.0%
Thomas J. Hansen(1)	$1,067,403	$922,799	86.5%	53.8%
Russell M. Flaum(1)	$341,930	$313,511	91.7%	60.2%
Hugh J. Zentmyer(1)	$419,363	$448,967	107.1%	78.3%

(1)	The composite percentages of achievement for the P factor award are as follows: Mr. Hansen, 53.8% (.33 at 61.0% + .67 at 50.3%); Mr. Flaum, 60.2% (.33 at 61.0% + .67 at 59.9%); and Mr. Zentmyer, 78.3% (.33 at 61.0% + .67 at 86.9%).

Based on the Compensation Committee’s review of the individual 2008 O factor objectives and actual achievements for Mr. Speer, and upon Mr. Speer’s recommendations for the other named executive officers, the following O factor achievement percentages were assigned: 88.8% for Mr. Speer; 97.0% for Mr. Kropp; 96.5% for Mr. Hansen; 85.5% for Mr. Flaum; and 100.0% for Mr. Zentmyer.

The total 2008 awards for the named executive officers ranged from 87.0% to 70.3% of the individual maximum award level, and were determined as follows:

		Year-End
	Award	2008	P Factor		O Factor		Total
Named Executive Officer	Maximum	Salary	Achievement	Amount	Achievement	Amount	Award(1)

David B. Speer	200%	$1,100,000	61.0%	$805,200	88.8%	$781,000	$1,586,200
Ronald D. Kropp	150%	$350,000	61.0%	$192,150	97.0%	$203,700	$395,850
Thomas J. Hansen	200%	$500,000	53.8%	$322,800	96.5%	$386,000	$708,800
Russell M. Flaum	200%	$391,900	60.2%	$283,109	85.5%	$268,060	$551,168
Hugh J. Zentmyer	200%	$375,600	78.3%	$352,914	100.0%	$300,480	$653,394

(1)	These amounts are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

The named executive officers may elect to defer 6% to 85% of their annual incentive award to their ITW Executive Contributory Retirement Income Plan (ECRIP) account. ECRIP is further described under “Nonqualified Deferred Compensation” elsewhere in this proxy statement. Also, under the terms of the ITW 2006 Stock Incentive Plan, an officer may elect to take up to 50% of the award in the form of ITW common stock.

For 2009, for operating executives, emphasis will be placed on working capital goals in setting O factor goals. In addition, a change will be made in the calculation of the P factor for 2009. Instead of year-over-year increase in income, the basis for P factor award calculation will be income performance versus the annual plan for most of our businesses. This change acknowledges the extraordinarily difficult business environment in which many of our business units are currently operating and provides a real incentive to achieve plans that are realistic in today’s economic climate. For the CEO, named executive officers and other elected officers, the

P factor award maximum will be reduced from 100% to 53%. The award maximum will be achieved upon 100% attainment of income performance versus plan. The threshold payout will remain 34% upon 80% attainment of income performance versus plan. As a result, the P factor calculation for 2009 will be as follows:

	Maximum P Factor Award%	Maximum P Factor Award%
2009 Income Achievement vs. Plan*	(excluding Elected Officers)	(Elected Officers)

120%	110%
115%	100%
110%	90%
105%	82.5%
100%	75%	53	% Max
95%	65%	48%
90%	57%	43%
85%	47%	39%
80%	34%	34%
Below 80%	0%	0%

*	If prior year income is lower than 2009 Plan, then Income Achievement vs. Prior Year Income will be used.

Long-Term Incentives

We believe that ensuring the long-term growth and health of the business is a primary management responsibility. Therefore, a significant portion of an executive officer’s compensation should be directly linked to how ITW stock performs over time, encouraging decisions that consider the long-term perspective. Stock incentive awards have generally been made in the form of stock options and are granted to a relatively small number of executives whose positions can truly affect the company’s long-term performance. As described below, beginning in 2009, restricted stock units also constitute a portion of the stock-based incentive awards. The Compensation Committee considered the fact that the value of restricted stock units is more understandable and less volatile than that of stock options and that ITW was in a relatively small minority of companies who awarded only one type of grant under the stock incentive plan. The Committee consequently decided to add a restricted stock unit element to the plan grants. We continue to believe, however, that stock options are an effective incentive for participants on a long-term basis since the greater the increase in stock price, the greater the value of the option to the participant. If the price of ITW’s common stock falls below the grant price, the option has no value to the participant. Restricted stock units, therefore, will constitute only one-third of the total equity grant to our executives.

The Compensation Committee approves awards of stock options and restricted stock units to the named executive officers in conjunction with an annual equity award program review. Award amounts for the named executive officers, other than the CEO, are recommended by the CEO based on a number of factors, including the executive officer’s position, performance, and ability to influence ITW’s long-term growth and profitability over a period of years. The Compensation Committee also reviews the compensation values and types of equity awards for peer company positions, although it does not establish any specific target or prescribed values to be achieved in relation to the peer company data. The executive’s level of prior equity awards and level of stock ownership relative to established stock ownership guidelines as described below are also considered in the review. Applying the same considerations, the Compensation Committee recommends to the independent directors for approval the number of stock options and restricted stock units to be awarded to the CEO.

Stock options are granted with an exercise price equal to the fair market value of the common stock on the date of grant and expire ten years after the grant date. This approach is designed to motivate the executive to contribute to the creation of stockholder value over the long term. We currently grant only non-qualified stock options because we believe that the tax benefits to ITW of non-qualified stock options outweigh the potential tax benefits to the named executive officers of incentive stock options. Restricted stock units are granted based on the fair market value of one share of common stock on the date of grant.

Stock options vest over a specified period determined by the Compensation Committee. The 2008 stock options vest in equal installments over a four-year period ending in 2012. Restricted stock units generally vest in full three years from the date of grant. The Compensation Committee has established specific vesting and expiration provisions associated with termination of employment due to death, disability and retirement, as defined by the Compensation Committee, and forfeiture provisions upon any other termination of employment. Under change in control or certain divestiture conditions, all stock options become vested and exercisable and all restricted stock units become vested and payable in cash. The Compensation Committee, in its sole discretion, may deem a stock option or restricted stock unit award to be immediately forfeited if the recipient is terminated for cause (as defined by the Committee), competes with ITW, or engages in conduct adversely affecting ITW.

At its February 2008 meeting, the Compensation Committee approved stock option awards to executive officers and certain other key employees under the provisions of the ITW 2006 Stock Incentive Plan. Stock options granted in 2008 to the named executive officers are shown in the “Grants of Plan-Based Awards” table on page 31.

In our 2008 compensation review for senior management, we focused our analysis on our long-term incentive program with the objective of ensuring that our structure is both performance based and market competitive. As described under “Board of Directors and Its Committees — Compensation Committee,” our Compensation Committee engaged Cook to assist in this analysis. As a result of our review, we have adopted a portfolio approach to our long-term incentive rewards program that provides for targeted performance goals at both the Company and the business unit level. Performance metrics chosen are those that are critical to ITW’s long-term success, such as revenue and income growth. We expect that using performance metrics will promote longer-term considerations in executive decision making. The value of the annual equity award for senior executives (which had been 100% stock options) has been split into two award types: two-thirds will remain in the form of stock options; and the other one-third will be in the form of a full-value equity award.

In addition to changing the mix of the annual equity award, the Business Growth Incentive Plan (the “BGIP”) was created in 2009. The BGIP is a mid-term incentive plan with three-year performance cycles and was created to incentivize our line executives to focus on a time horizon longer than one year using metrics under their control. Only elected officers and group presidents, being the executives who are closest to the business in our decentralized structure and who have the biggest impact on operating performance, are eligible for the program. The maximum amount of the award is based on position and salary on grant date as follows: 100% of base pay for the CEO; 75% for other elected officers and 40% for group presidents.

For 2009, both the full-value equity award and the mid-term incentive plan are in the form of qualifying (performance based) restricted stock units. Both awards have a three-year cliff vesting requirement. In addition, for the CEO and the other named executive officers, these awards have performance goals that have been set at the beginning of the performance period. The performance goal for these awards is based on corporate income performance for 2009 at the threshold level for an award under ITW’s annual incentive plan (80% of ITW’s planned 2009 income from continuing operations based on the annual plan approved by the Board of Directors). If either the vesting requirement or the performance goal is not reached, the award will be forfeited.

Rather than the number of shares granted, which can fluctuate widely in value, we will be emphasizing the value of the grants delivered as the basis for determining the award amounts. The mix of the components of the program will vary based on level of responsibility. For the CEO and the other named executive officers, a majority of the long-term incentive compensation will continue to be delivered in the form of stock options. All of these awards will be made pursuant to the ITW 2006 Stock Incentive Plan. At its February 2009 meeting, the Compensation Committee granted awards, consisting of stock options and qualifying restricted stock units, having the following values on the grant date, to the named executive officers who are serving in 2009:

	2009 Annual Equity Award		BGIP
Named Executive Officer	Stock Options	Qualifying RSUs	Qualifying RSUs

David B. Speer	$4,440,000	$2,220,000	$1,100,000
Ronald D. Kropp	$621,600	$310,800	$262,500
Thomas J. Hansen	$1,776,000	$888,000	$375,000
Russell M. Flaum	$710,400	$355,200	$293,925
Hugh J. Zentmyer	$—	$—	$—

Timing of Long-Term Incentive Awards

The Compensation Committee currently meets in February of each year to consider and act with respect to long-term incentive awards for the executive officers for that fiscal year. The Compensation Committee’s February meeting follows ITW’s public release of its earnings results for the recently completed fiscal year. The Compensation Committee acts in compliance with the ITW 2006 Stock Incentive Plan, including the requirement that stock options may not be granted at less than 100% of the fair market value of ITW’s common stock on the date of grant. The exercise price of the awards granted at that meeting was based on the closing price of ITW’s stock on that date. We do not time grants for the purpose of enhancing the value of executive compensation.

Perquisites & Other Benefits

In general, we do not provide perquisites to our named executive officers that are not available to other employees. In 2008, however, we did provide the reimbursement of up to $7,500 per year for financial, tax and estate planning services. This is taxable to the extent required by the Internal Revenue Service (“IRS”). These benefits were discontinued in 2009. No named executive officer received in excess of $10,000 in perquisites during 2008, so no perquisites are disclosed in the Summary Compensation Table.

Stock Ownership Guidelines

We believe that stock ownership is important because it links the interests of ITW’s management and directors with those of our stockholders. Because of the importance of stock ownership, the Board of Directors and the Compensation Committee have adopted stock ownership guidelines for executive officers and directors that they and we believe are appropriate, reasonable and attainable given their responsibilities and compensation levels. As mentioned above, stock ownership relative to the guidelines is one of the factors considered in determining individual stock option awards. The recommended guidelines for stock ownership as a multiple of executive officers’ base pay salaries and of directors’ annual retainers are as follows: chief executive officer, five times; vice chairmen and executive vice presidents, three times; senior vice presidents, two times; vice presidents, one time; and non-employee directors, four times. The Compensation Committee recommends that an executive officer or non-employee director achieve the applicable ownership level within five years. The achievement of these guidelines is reviewed annually. All named executive officers and directors who have been in their positions for five or more years have either satisfied or exceeded the applicable stock ownership guideline. We do not have a policy regarding hedging the economic risk of this ownership.

Financial Restatements

We do not have a policy beyond the requirements of the Sarbanes-Oxley Act of 2002 to retroactively adjust compensation in the event of a restatement of financial or other performance results. We believe that this issue is best addressed when the need actually arises, taking into consideration the specific facts regarding the restatement.

Deductibility

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to the CEO and certain other executive officers employed at year end. Certain performance-based compensation and deferred compensation are not included in compensation for purposes of the limit. The Compensation Committee recognizes its obligation to reward performance that increases stockholder value and exercises its discretion in determining whether or not to conform our executive compensation plans to the approach provided for in the Internal Revenue Code.

Potential Payments upon Termination or Change in Control

We do not have any plans or agreements that are specific and unique to executive officers regarding termination of employment or a change in control of the Company. However, we do have provisions contained in our pension plans, the 1996 and 2006 ITW Stock Incentive Plans, the Executive Incentive Plan, and the ECRIP that provide for retirement benefits, immediate vesting of unvested stock options or certain payments to participants in those plans in the event of a change in control or certain termination events. You can find further detail below under “Executive Compensation — Potential Payments Upon Termination or Corporate Change” on page 37.

Executive Compensation

This section of the proxy statement provides information regarding the compensation of our named executive officers. Each of the following tables reflects the two-for-one split of our common stock effected on May 18, 2006.

Summary Compensation Table

						Change
						in Pension
						Value and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred	All Other
Name and			Stock	Option	Compensation	Compensation	Compensation
Principal Position	Year	Salary(1)	Awards(2)	Awards(2)	(1)(3)	Earnings(4)	(5)(6)	Total

David B. Speer	2008	$1,099,616	—	$4,166,125	$1,586,200	$3,240,740	$100,822	$10,193,503
Chairman and Chief	2007	$948,077	—	$2,512,995	$1,781,000	$1,310,313	$89,708	$6,642,093
Executive Officer	2006	$815,385	$366,586	$1,691,916	$1,615,000	$818,965	$83,305	$5,391,157
Ronald D. Kropp	2008	$349,752	—	$543,169	$395,850	$156,473	$25,123	$1,470,367
Senior Vice President &	2007	$259,708	—	$311,989	$368,053	$54,530	$16,520	$1,010,800
Chief Financial Officer(1)	2006	$217,727	$38,492	$111,998	$212,288	$38,449	$14,395	$633,349
Thomas J. Hansen	2008	$499,842	—	$1,965,680	$708,800	$1,117,699	$45,512	$4,337,533
Vice Chairman	2007	$447,231	—	$1,102,416	$800,496	$410,195	$43,023	$2,803,361
	2006	$402,244	$366,586	$422,550	$782,000	$343,590	$41,087	$2,358,057
Russell M. Flaum	2008	$391,842	—	$773,420	$551,168	$728,146	$34,369	$2,478,945
Executive Vice President	2007	$374,599	—	$502,599	$590,114	$445,719	$35,811	$1,948,842
	2006	$360,192	$366,586	$225,360	$648,581	$404,790	$41,857	$2,047,366
Hugh J. Zentmyer	2008	$379,865	—	$1,626,102	$653,394	$643,441	$87,255	$3,390,057
Executive Vice President	2007	$351,162	—	$1,173,221	$660,672	$442,558	$35,126	$2,662,739
	2006	$334,469	$307,016	$366,589	$652,441	$387,548	$37,914	$2,085,977

(1)	Salary and non-equity incentive plan compensation for 2008 includes amounts deferred by the executive under the ECRIP or the Savings and Investment Plan. The amount of deferrals in 2008 for each named executive officer can be found in footnote 1 to the Nonqualified Deferred Compensation table on page 36; the amount of deferrals in 2007 and 2006 can be found in footnote 4 to the same table. Deferrals in 2009 of non-equity incentive plan amounts earned in 2008 were as follows: Mr. Speer, $444,136; Mr. Kropp, $118,755; Mr. Hansen, $141,760; Mr. Flaum, $165,350; and Mr. Zentmyer, $65,339.

(2)	Represents the expense recognized by ITW in its financial statements as detailed in the Footnote 2 Table below. The assumptions applicable to this valuation can be found on page 71 of the 2006, page 69 of the 2007, and beginning on page 72 of the 2008 Illinois Tool Works Inc. Annual Report to Stockholders.

Footnote 2 Table

		1/2/2004	1/2/2004	12/10/2004	12/10/2004	02/01/2006	02/01/2006	02/09/2007	02/09/2007	02/08/2008	02/08/2008	Total
		Restricted	Restricted	Stock	Stock	Stock	Stock	Stock	Stock	Stock	Stock	Stock
		Stock	Stock	Option	Option	Option	Option	Option	Option	Option	Option	Option
		Grant	Grant	Grant	Grant	Grant	Grant	Grant	Grant	Grant	Grant	Grants
		Shares	Expense	Shares	Expense	Shares	Expense	Shares	Expense	Shares	Expense	Expense
		Vesting	Recognized	Vesting	Recognized	Vesting	Recognized	Vesting	Recognized	Vesting	Recognized	Recognized
Name	Year	(#)	($)	(#)	($)(a)	(#)	($)	(#)	($)	(#)	($)	($)

David B. Speer	2008	—	—	75,000	—	100,000	$1,236,066	100,000	$1,434,936	—	$1,495,123	$4,166,125
	2007	—	—	75,000	—	100,000	$1,232,651	—	$1,280,344	—	—	$2,512,995
	2006	8,800	$366,586	75,000	$565,115	100,000	$1,126,801	—	—	—	—	$1,691,916
Ronald D. Kropp	2008	0		2,500	$25,906	7,500	$92,705	15,000	$215,241	—	$209,317	$543,169
	2007	—	—	2,500	$27,488	7,500	$92,449	—	$192,052	—	—	$311,989
	2006	924	$38,492	2,500	$27,488	7,500	$84,510	—	—	—	—	$111,998
Thomas J. Hansen	2008	0		37,500	—	37,500	$463,524	50,000	$717,468	—	$784,688	$1,965,680
	2007	—	—	37,500	—	37,500	$462,244	—	$640,172	—	—	$1,102,416
	2006	8,800	$366,586	37,500	—	37,500	$422,550	—	—	—	—	$422,550
Russell M. Flaum	2008	0		20,000	—	20,000	$247,213	20,000	$286,987	—	$239,220	$773,420
	2007	—	—	20,000	—	20,000	$246,530	—	$256,069	—	—	$502,599
	2006	8,800	$366,586	20,000	—	20,000	$225,360	—	—	—	—	$225,360
Hugh J. Zentmyer	2008	0		20,000	—	40,000	$181,628	80,000	$378,925	80,000	$1,065,549	$1,626,102
	2007	—	—	20,000	—	20,000	$401,026	—	$772,195	—	—	$1,173,221
	2006	7,370	$307,016	20,000	—	20,000	$366,589	—	—	—	—	$366,589

(a)	Since Messrs. Speer, Hansen, Flaum and Zentmyer were retirement eligible as defined by the terms of this grant, all expenses were recognized by us prior to 2007.

(3)	Represents amounts awarded under our Executive Incentive Plan, based on the executive’s base salary as of December 31 for that year and paid in the following year. Further information regarding this plan and awards thereunder can be found above under “Compensation Discussion and Analysis — Annual Cash Incentives” on page 22 and below under “Grants of Plan-Based Awards” on page 31.

(4)	These amounts reflect interest in calendar year 2008 considered to be in excess of market rates credited to the deferred compensation accounts of the named executive officers. The amounts also reflect the net change from September 30, 2007 (the plan measurement date in 2007) to December 31, 2008 (the plan measurement date in 2008) in the actuarial present value of the named executives’ accumulated benefits under the ITW Retirement Accumulation Plan and the ITW Nonqualified Pension Plan. The changes in the 2008 pension values were annualized to reflect the change from a September 30 to a December 31 measurement date. Under our deferred compensation plan ECRIP, which is discussed in more detail on page 36 under “Nonqualified Deferred Compensation,” when a participant attains “retirement” eligibility at age 55 and 10 years of service, his or her account is entitled to a return of 130% of the monthly Moody’s Corporate Bond Yield Average and the excess interest portion is deemed to be amounts exceeding 100% of the monthly Moody’s Corporate Bond Yield Average. This additional interest credit applies to all eligible plan participants, not just the named executive officers. The individual amounts of pension benefits and excess interest credits are shown in the table below.

Footnote 4 Table

				Excess Interest	Change in Pension Value and
		Accrual in	Accrual in	Credit on Deferred	Nonqualified Deferred
Name	Year	Accumulation Plan	Nonqualified Plan	Compensation	Compensation Earnings ($)

David B. Speer	2008	$135,620	$2,998,990	$106,130	$3,240,740
	2007	$55,211	$1,173,289	$81,813	$1,310,313
	2006	$46,772	$711,127	$61,066	$818,965
Ronald D. Kropp	2008	$37,614	$109,300	$9,559	$156,473
	2007	$22,159	$26,155	$6,216	$54,530
	2006	$19,446	$14,630	$4,373	$38,449
Thomas J. Hansen	2008	$(30,809)	$1,080,307	$68,201	$1,117,699
	2007	$76,880	$277,424	$55,891	$410,195
	2006	$77,695	$219,341	$46,554	$343,590
Russell M. Flaum	2008	$119,649	$564,864	$43,633	$728,146
	2007	$53,563	$356,372	$35,784	$445,719
	2006	$31,355	$343,470	$29,965	$404,790
Hugh J. Zentmyer	2008	$31,664	$569,954	$41,823	$643,441
	2007	$107,611	$299,499	$35,448	$442,558
	2006	$101,045	$255,886	$30,617	$387,548

(5)	ITW offered few perquisites and none are disclosed here as the combined value of perquisites for any single named executive officer does not exceed $10,000.

(6)	For 2008, this number represents Company matching contributions to the ECRIP account or the Savings and Investment Plan based on plan formulas for all participants as follows: $100,822 for Mr. Speer; $25,123 for Mr. Kropp; $45,512 for Mr. Hansen; $34,369 for Mr. Flaum; and $38,138 for Mr. Zentmyer. In addition, accrued vacation in the amount of $49,116.98 was paid to Mr. Zentmyer upon his retirement.

Grants of Plan-Based Awards

The table below provides information regarding plan-based awards granted to our named executive officers during fiscal 2008 under the Executive Incentive Plan and the 2006 Stock Incentive Plan.

					All Other
					Option		Grant Date
					Awards:		Fair Value
		Estimated Future Payouts			Number of	Exercise or	of Stock
		Under Non-Equity			Securities	Base Price	and
		Incentive Plan Awards(1)			Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	($/Sh)(2)	($)(3)

David B. Speer	2/8/2008	$448,800	$1,738,000	$2,200,000	500,000	$48.51	$6,660,000
Ronald D. Kropp	2/8/2008	$107,100	$414,750	$525,000	70,000	$48.51	$932,400
Thomas J. Hansen	2/8/2008	$204,000	$790,000	$1,000,000	200,000	$48.51	$2,664,000
Russell M. Flaum	2/8/2008	$159,895	$619,202	$783,800	80,000	$48.51	$1,065,600
Hugh J. Zentmyer	2/8/2008	$153,245	$593,448	$751,200	80,000	$48.51	$1,065,600

(1)	These columns reflect the range of potential payouts under the Executive Incentive Plan for the named executive officers as set by the Compensation Committee in February 2008 for 2008 performance. Since there is no minimum achievement for the O factors, the “threshold” estimated future payout is based on the minimum P factor payout of 34%, which is realized upon achievement of 80% of prior year income performance. “Target” estimated future payout is based on a P factor of 75%, which is realized upon achievement of 100% of prior year income performance, and 85% achievement of the relevant O factors. “Maximum” estimated future payout is based on a P factor payout of 100%, which is realized upon achievement of 115% of prior year income performance, and 100% achievement of the relevant O factors. Actual payments, as approved by the Compensation Committee in February 2009 for achievement of 2008 performance, can be found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 29.

(2)	Grant date fair market value was equal to the market closing price of $48.51.

(3)	Based on an implied value of $13.32 per share as determined using a binomial valuation technique under Financial Accounting Standards No. 123R.

Outstanding Equity Awards at Fiscal Year-End 2008

This table sets forth details, on an award-by-award basis, regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2008. As of that date, there were no unvested stock awards held by any executive officer; however, outstanding option awards are set forth below.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options		Exercise	Option
	(#)	(#)		Price	Expiration
Name	Exercisable	Unexercisable		($)	Date

David B. Speer	60,000 (1)	—		$32.75	12/17/2009
	150,000 (1)	—		$27.94	12/15/2010
	120,000 (1)	—		$31.13	12/14/2011
	300,000 (2)	—		$47.13	12/10/2014
	300,000 (3)	100,000	(4)	$42.08	2/1/2016
	100,000 (1)	300,000	(5)	$51.60	2/9/2017
	—	500,000	(6)	$48.51	2/8/2018
Ronald D. Kropp	6,000	—		$32.75	12/17/2009
	16,000	—		$27.94	12/15/2010
	12,000	—		$31.13	12/14/2011
	10,000	—		$47.13	12/10/2014
	22,500	7,500	(4)	$42.08	2/1/2016
	15,000	45,000	(5)	$51.60	2/9/2017
	—	70,000	(6)	$48.51	2/8/2018
Thomas J. Hansen	60,000	—		$32.75	12/17/2009
	66,000	—		$27.94	12/15/2010
	120,000	—		$31.13	12/14/2011
	150,000			$47.13	12/10/2014
	112,500	37,500	(4)	$42.08	2/1/2016
	50,000	150,000	(5)	$51.60	2/9/2017
	—	200,000	(6)	$48.51	2/8/2018
Russell M. Flaum	60,000	—		$32.75	12/17/2009
	150,000	—		$27.94	12/15/2010
	120,000	—		$31.13	12/14/2011
	80,000	—		$47.13	12/10/2014
	60,000	20,000	(4)	$42.08	2/1/2016
	20,000	60,000	(5)	$51.60	2/9/2017
	—	80,000	(6)	$48.51	2/8/2018
Hugh J. Zentmyer	120,000	—		$27.94	12/15/2010
	100,000	—		$31.13	12/14/2011
	80,000	—		$47.13	12/10/2014
	60,000	20,000	(4)(7)	$42.08	2/1/2016
	20,000	60,000	(5)(7)	$51.60	2/9/2017
	—	80,000	(6)(7)	$48.51	2/8/2018

(1)	Entire award transferred to a family limited partnership.

(2)	Stock options for 225,000 of these shares were transferred to a family limited partnership.

(3)	Stock options for 200,000 of these shares were transferred to a family limited partnership.

(4)	Stock options vest at the rate of 25% per year, with remaining vesting date of December 7, 2009.

(5)	Stock options vest at the rate of 25% per year, with vesting dates of February 9, 2009, 2010 and 2011.

(6)	Stock options vest at the rate of 25% per year, with vesting dates of February 8, 2009, 2010, 2011, and 2012.

(7)	These stock options fully vested upon Mr. Zentmyer’s retirement on December 31, 2008.

Option Exercises and Stock Vested

This table provides information for each named executive officer concerning the exercise of stock options during fiscal 2008. No named executive officer had any unvested restricted stock in 2008. The value realized upon the exercise of options is calculated using the difference between the option exercise price and the market price at the time of exercise multiplied by the number of shares underlying the option.

	Option Awards
	Number of
	Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

David B. Speer	60,000	$1,285,457
Ronald D. Kropp	4,000	$11,318
Thomas J. Hansen	—	—
Russell M. Flaum	50,000	$366,000
Hugh J. Zentmyer	—	—

Pension Benefits

The following table provides information regarding participation by the named executive officers in pension benefit plans through our financial statement measurement date of December 31, 2008. No payments were made to a named executive officer under the plans in 2008.

		Number of	Present
		Years of	Value of
		Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)(1)

David B. Speer	ITW Retirement Accumulation Plan	30.553	$800,147
	ITW Nonqualified Pension Plan	30.553	$7,347,677
Ronald D. Kropp	ITW Retirement Accumulation Plan	15.083	$174,323
	ITW Nonqualified Pension Plan	15.083	$189,094
Thomas J. Hansen	ITW Retirement Accumulation Plan	28.256	$1,341,607
	ITW Nonqualified Pension Plan	28.256	$2,723,222
Russell M. Flaum	ITW Retirement Accumulation Plan	33.250	$691,065
	ITW Nonqualified Pension Plan	33.250	$2,499,835
Hugh J. Zentmyer	ITW Retirement Accumulation Plan	39.000 (2)	$1,661,863
	ITW Nonqualified Pension Plan	39.000 (2)	$1,496,837

(1)	Assuming the individual receives a lump sum distribution at normal retirement, present values are based on the 6.50% discount rate used for financial reporting purposes.

(2)	Mr. Zentmyer had 40.519 years of actual service, but the Signode pension plan in which he participated prior to 1987 only recognized service after 1969.

ITW Retirement Accumulation Plan

We maintain the ITW Retirement Accumulation Plan (the “Pension Plan”) for the benefit of eligible employees of participating U.S. business units to provide a portion of the income necessary for retirement. The Pension Plan was closed to new entrants effective January 1, 2007. The Pension Plan is structured as a “pension equity plan” under which a participant accumulates certain percentages for each year during his or her years of plan participation. The accumulated percentages (from both columns shown below), when multiplied by final average annual pay (generally, salary and executive incentive payable in the years from the highest five out of the last ten complete calendar years of service), produce an amount that can be received as a lump sum payment or an actuarially equivalent lifetime annuity. For each year of credited service after December 31, 2000, percentages are structured as follows:

		On Final Average Pay in Excess
Age During the Year	On Total Final Average Pay	of Covered Compensation(1)

Less than 30	2%	2%
30-34	3%	2%
35-39	4%	2%
40-44	5%	2%
45	7%	2%
46-49	7%	6%
50-54	10%	6%
55-59	13%	6%
60 or older	16%	6%

(1)	Covered compensation is a 35-year average of the maximum earnings recognized in calculating Social Security benefits. For 2008, the amount of covered compensation for an individual attaining age 65 was $56,484, while for an employee age 33 or younger it was $102,000.

The Pension Plan’s normal retirement age is the latter of age 65 or the fifth anniversary of employment if the participant was hired after age 60. A Pension Plan participant is vested after three years of employment.

Prior to 2001, the Pension Plan operated under a traditional annuity formula (a normal retirement benefit equal to 1% of final average pay and 0.65% of such pay in excess of covered compensation for each of the first 30 years of credited service plus 0.75% of average pay for any additional years). Accrued benefits as of December 31, 2000 under the traditional annuity formula were converted to an initial pension equity percentage by calculating the lump sum value of the normal retirement annuity and dividing by the average annual pay at that time. Anyone who had participated in the Pension Plan for five years as of December 31, 2000 and whose age plus vesting service equaled at least 50 years was entitled to additional pension equity credits of 4% of final average pay per year for up to 15 years of credited service.

As part of the transition to the pension equity formula, anyone who participated in the Pension Plan as of December 31, 2000, had at least five years of vesting service and had attained age 50 by that date, was entitled to a benefit under the pre-2001 formula if that benefit was more valuable than the benefits calculated under the new formula.

The Pension Plan adopted in 2001 does not provide for a specific early retirement age but, once a participant is vested, he or she can terminate employment and receive the lump sum computed under the above formula or an actuarially equivalent immediate annuity benefit. The pre-2001 Pension Plan provided that upon attaining age 55 with at least 10 years of service, a participant could elect an early retirement pension. If the sum of the participant’s age and service at early retirement was at least 90, the portion of the benefit that is based solely on total average pay would not be reduced; otherwise, that portion would be reduced at the rate of 0.25% for each month early retirement occurred before the normal retirement date. The portion of the pre-2001 formula that was based on pay in excess of covered compensation was subject to reductions of 1/180th for each of the first 60 months prior to the normal retirement date and 1/360th for each additional month. Any lump sum elected under the pre-2001 formula would be computed as the actuarial present value of an early retirement benefit commencing no earlier than age 62. Messrs. Hansen, Flaum and Zentmyer are subject to alternative calculations under the pre-2001 Pension Plan formula.

Nonqualified Pension Plan

The Nonqualified Pension Plan is maintained to make up for benefits that cannot be paid under the tax-qualified Pension Plan due to Internal Revenue Code limitations on the amount of compensation that may be considered and the amount of benefit that may be payable. ITW has not considered granting additional years of service to executive officers under the plan and, therefore, does not currently have a policy on such grants. For the most part, the Nonqualified Pension Plan uses the same formulas and other computation elements as the Pension Plan with certain exceptions, including the following:

1. The Pension Plan uses net compensation after deferrals under the current ECRIP and the Nonqualified Pension Plan uses total eligible compensation (generally salary and non-equity incentive compensation).

2. The Nonqualified Pension Plan provides that a participant who leaves ITW, other than upon retirement, will forfeit any plan benefits other than those attributable to any deferred compensation that reduces Pension Plan considered compensation below the maximum amount ($230,000 in 2008) that may be recognized under a tax-qualified plan.

3. In addition to the annuity and lump sum options available under the Pension Plan, a participant in the Nonqualified Pension Plan may elect to receive fixed monthly installments over 2 to 20 years.

Nonqualified Deferred Compensation

The following table sets forth information regarding participation by the named executive officers in the ECRIPs during fiscal year 2008. There were no withdrawals by, or distributions to, a named executive officer under the ECRIP in 2008.

	Executive	Registrant	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in	at December 31,
	2008	2008	2008	2008
Name	($)(1)	($)(2)	($)(3)	($)(3)(4)

David B. Speer	$773,584	$100,822	$459,895	$6,169,563
Ronald D. Kropp	$141,731	$25,123	$41,421	$600,782
Thomas J. Hansen	$285,060	$45,512	$295,536	$3,913,353
Russell M. Flaum	$171,039	$34,369	$189,077	$2,482,192
Hugh J. Zentmyer	$104,676	$38,138	$181,232	$2,382,567

(1)	Includes deferrals of 2008 salary reflected in the Salary column of the Summary Compensation Table (Mr. Speer, $274,904; Mr. Kropp, $104,926; Mr. Hansen, $124,961; Mr. Flaum, $23,510; and Mr. Zentmyer, $38,608). Also includes deferrals of 2007 executive incentive amounts paid in 2008 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2007 (Mr. Speer, $498,680; Mr. Kropp, $36,805; Mr. Hansen, $160,099; Mr. Flaum, $147,529; and Mr. Zentmyer, $66,067).

(2)	These amounts are also included in the All Other Compensation column of the Summary Compensation Table for 2008.

(3)	Footnote 4 to the Summary Compensation Table sets forth above-market interest for 2008 included in aggregate earnings in this table. If Mr. Kropp’s employment is terminated prior to him being “retirement eligible”, he will forfeit above-market interest of $9,559 for 2008 and $32,509 in the aggregate.

(4)	In addition to the registrant’s contributions shown in the table above, and excess interest as disclosed for 2008 in footnote 4 to the Summary Compensation Table, includes the following amounts of executive and registrant contributions to the ECRIP and excess interest reported as compensation in the Summary Compensation Table for 2007 and 2006:

Footnote 4 Table

	Year Ended	Year Ended
Name	December 31, 2007	December 31, 2006

David B. Speer	$860,740	$93,950
Ronald D. Kropp	$98,906	$44,652
Thomas J. Hansen	$367,122	$161,193
Russell M. Flaum	$223,788	$64,183
Hugh J. Zentmyer	$167,423	$72,426

In 1985, ITW established an Executive Contributory Retirement Income Plan (the “1985 ECRIP”), which offered designated executives an opportunity to defer a portion of their salary and executive incentive earned in 1985 through 1989 to a deferred compensation account, to receive the matching contributions they would otherwise receive if such deferrals had been made under our tax-qualified Savings and Investment Plan (in lieu of any matching contributions under that plan) and to receive a rate of interest on the account equal to 130% of the monthly Moody’s

Corporate Bond Yield Average (the “Moody’s Rate”) if their employment ended due to death, disability or retirement after age 55 with at least ten years of service (five years if over age 65). The account was to be credited with 100% of the Moody’s Rate if the executive left employment before death, disability or retirement. During 2008, the crediting rate ranged from 6.08% to 6.45% for persons not yet retirement eligible and 7.90% to 8.39% for those who were retirement eligible.

With certain exceptions, the 1985 ECRIP account is paid in monthly installments over 15 years following a death, disability or retirement event and in a lump sum following any other termination of employment. Messrs. Speer and Hansen were designated as eligible for the 1985 ECRIP.

In 1993, ITW established a new Executive Contributory Retirement Income Plan (the “Current ECRIP” and, together with the 1985 ECRIP, the “ECRIP”), which has most of the same features as the 1985 ECRIP. All of the named executive officers are eligible for the Current ECRIP. The Current ECRIP has a limit on the amount of interest under the Moody’s Rate that would be recognized (12% annualized, or 15.6% for those who are retirement eligible), a return of deferral feature whereby an individual could elect to receive a return of the principal amount deferred after a period of at least five years, and options for payment following death, disability or retirement in a lump sum or in monthly installments over 2 to 20 years. Subject to approval of the Board of Directors, the Compensation Committee determined to discontinue the payment of 130% of the Moody’s Rate on amounts deferred after January 1, 2010. If the Board approves a plan amendment with this change, all deferrals after January 1, 2010 will accrue interest at 100% of the Moody’s Rate.

A Current ECRIP participant can defer up to 50% of his or her salary and up to 85% of his or her executive incentive. The minimum deferral of either salary or executive incentive is 6%, which results in the 3.5% maximum matching contribution on either component under the Savings and Investment Plan formula. Executives who participate in the Current ECRIP forego matching contributions under the Savings and Investment Plan, and deferrals under the Current ECRIP reduce the compensation that may be recognized under the Savings and Investment Plan and the tax-qualified Pension Plan.

Potential Payments upon Termination or Corporate Change

The following describes the potential payments upon termination or a change of control of ITW for the named executive officers. ITW does not maintain any individual plans or agreements with regard to the treatment of executive officers for termination or change of control purposes. The compensation payouts described below are provided under specific plans, including the ECRIPs, the Retirement Accumulation Plan, the Nonqualified Pension Plan, the Executive Incentive Plan and the ITW 1996 and 2006 Stock Incentive Plans. These plans provide for compensation to all participants in the plans in the event of a change of control or certain termination events.

The information set forth below assumes the effective date of the termination event is the last business day of the fiscal year, December 31, 2008.

In the event of termination upon a corporate change, death or disability, or upon retirement (defined as termination after age 62 and 10 years of service), all unvested stock options held by the named executive officers would immediately vest. The stock options granted in February 2006, 2007 and 2008 to Mr. Zentmyer vested upon his retirement on December 31, 2008; but no named executive officer except Mr. Zentmyer was at least age 62 as of December 31, 2008; therefore, in the event of a termination due to early retirement the options granted on such dates to the other named executive officers would not vest. All other unvested stock options will vest for each named executive officer other than Mr. Kropp, who is not eligible for early retirement. The following amounts are the value of stock options that would accelerate upon termination, determined using the excess, if any, of $35.05 (the closing price of ITW common stock on December 31, 2008) over the option exercise price and assuming that all unvested and accelerated stock options are exercised upon the termination event: Mr. Speer, $1,675,875; Mr. Hansen, $1,078,425; Mr. Flaum, $1,675,875; and Mr. Zentmyer, $1,246,000.

The Executive Incentive Plan provides that if a participant is employed as of the last day of the fiscal year, he or she would receive any amounts earned under the Executive Incentive Plan for that fiscal year. If the termination of employment other than for death, disability or retirement occurs prior to the last day of the fiscal year, a participant forfeits his or her award; however, the Compensation Committee has the discretion to award an amount prorated for the portion of the fiscal year that the participant was employed. As discussed in more detail above in “Compensation Discussion and Analysis — Annual Cash Incentives,” actual amounts earned based on performance by the named executive officers in 2008 were as follows: Mr. Speer, $1,586,200; Mr. Kropp, $395,850; Mr. Hansen, $708,800; Mr. Flaum, $551,168; and Mr. Zentmyer, $653,394.

As discussed above under the “Pension Benefits — ITW Retirement Accumulation Plan” on page 34, employees meeting certain age and service conditions were entitled to the greater of the pension benefit under the pension equity formula or a benefit under the pre-2001 formula. The latter formula provides a potential for a so-called “early retirement subsidy” to the extent that the early reduction adjustments do not reflect an actuarial equivalence between the benefit at early payment and the normal retirement benefit. Messrs. Hansen, Flaum and Zentmyer are subject to those alternate calculations. Under any termination scenario discussed below, as of December 31, 2008, the named executive officers are eligible for the following amounts under the Pension Plan and the Nonqualified Pension Plan:

		Nonqualified
Name	Pension Plan	Pension Plan	Total

David B. Speer	$685,819	$6,297,818	$6,983,637
Ronald D. Kropp	$144,349	$154,635	$298,984
Thomas J. Hansen	$2,019,505	$2,292,691	$4,312,196
Russell M. Flaum	$599,161	$2,305,071	$2,904,232
Hugh J. Zentmyer	$2,077,436	$993,906	$3,071,342

Under any termination scenario discussed below, executive officers in the ECRIP, our nonqualified deferred compensation plans, would be entitled to payments of their account balances either in a lump sum or in a series of installments they may elect with respect to distributions commencing after age 55 and the completion of at least ten years of service. Unless an ECRIP participant meeting the latter requirement elected prior to termination to defer commencement of such payments to a later date, payments commence as of the first of the month following termination.

The following amounts show the January 1, 2009 present value (calculated at a 6.50% discount rate) of the payments that would be made pursuant to plan terms and the named executive officers’ previous elections if their termination of employment had occurred on the last business day of the fiscal year, assuming that the crediting rate on their ECRIP account(s) remained at the average of the 130% of Moody’s Rate credited in 2008 of 8.3885% throughout the distribution period: Mr. Speer, $6,211,179; Mr. Kropp, $578,040; Mr. Hansen, $4,229,007; Mr. Flaum, $2,732,092; and Mr. Zentmyer, $2,572,587.

Voluntary Termination (prior to age 55 or less than 10 years of service)

Mr. Kropp is the only named executive officer eligible for voluntary termination. As noted above, he would be eligible to receive payments under the Executive Incentive Plan, the Pension Plan, and the ECRIP.

Retirement Prior to Age 65 (minimum 55 years of age and 10 years of service)

All of the named executive officers, other than Mr. Kropp, are eligible for retirement benefits if they retire prior to age 65 because they are at least 55 years of age and have 10 years of service. As noted above, they would be eligible to receive payments under the Executive Incentive Plan, 1996 Stock Incentive Plan, Pension Plan, Nonqualified Pension Plan, and the ECRIP.

Normal Retirement (65 years of age and 10 years of service)

None of the named executive officers are eligible for termination benefits for normal retirement as none have reached the age of 65.

Involuntary Not for Cause Termination

The named executive officers would be eligible to receive payments shown above, in the case of Mr. Kropp, under “Voluntary Termination,” or in the case of each other named executive officer, under “Retirement Prior to Age 65.”

Involuntary Termination upon a Corporate Change

Under the ITW 1996 and 2006 Stock Incentive Plans and the Executive Incentive Plan, a Corporate Change is defined generally as (1) a dissolution, (2) a merger, consolidation, reorganization or similar transaction after which the stockholders immediately prior to the effective date thereof hold less than 70% of the outstanding common stock of the surviving entity, (3) a sale of all or substantially all of ITW’s assets (specified for purposes of the 2006 Stock Incentive Plan as assets with a gross fair market value of at least 40% of the total gross fair market value of all of ITW’s assets), (4) any person or group becoming the beneficial owner of more than 30% of the outstanding ITW common stock, or (5) more than a 50% turnover in the membership of the Board of Directors under circumstances not approved by the then-current Board.

The named executive officers are eligible to receive payments under the Pension Plan, the Nonqualified Pension Plan, and the ECRIP, as mentioned above. In addition, as set forth in the table below, under the Executive Incentive Plan, they would be entitled to a lump sum payment representing the maximum P factor and O factor awards payable for the fiscal year, and all of their unvested stock option awards received under the ITW 1996 and 2006 Stock Incentive Plans would immediately vest and all restricted stock units would immediately be paid in cash.

	Executive	1996 Stock	2006 Stock
Name	Incentive Plan	Incentive Plan	Incentive Plan	Total

David B. Speer	$2,200,000	$1,675,875	—	$3,875,875
Ronald D. Kropp	$525,000	$174,700	—	$874,700
Thomas J. Hansen	$1,000,000	$1,078,425	—	$2,078,425
Russell M. Flaum	$783,800	$1,675,875	—	$2,459,675
Hugh J. Zentmyer	$751,200	$1,246,000	—	$1,997,200

Disability or Death

In the event a named executive officer becomes permanently disabled or dies, the named executive officer would be eligible for the same maximum payments under these plans as those described above under “Involuntary Termination upon a Corporate Change.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 about ITW’s existing equity compensation plan, the 2006 Stock Incentive Plan, which is an amendment and restatement of ITW’s 1996 Stock Incentive Plan.

(c)
Number of securities
	(a)	(b)	remaining available for
	Number of securities	Weighted-average	future issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of outstanding	outstanding	plans (excluding
	options, warrants and	options, warrants	securities reflected in
Plan Category	rights	and rights	column (a))

Equity compensation plans approved by security holders	22,763,257	$41.66	40,542,071	(1)

(1)	These shares remain available for issuance under the 2006 Stock Incentive Plan.

Compensation Committee Report

The Compensation Committee of the Board of Directors hereby furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008.

This report is submitted on behalf of the members of the Compensation Committee:

William F. Aldinger, Chairman
Susan Crown
Robert S. Morrison
James A. Skinner
Pamela B. Strobel

Certain Relationships and Related Transactions

Practices Regarding Related Transactions

We review related-party transactions in accordance with our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines rather than a separate written policy. A related-party transaction is a transaction involving ITW and any of the following persons: a director, director nominee or executive officer of ITW; a holder of more than 5% of ITW common stock; or an immediate family member or person sharing the household of any of these persons.

Our Statement of Principles of Conduct states that our directors, officers and employees must avoid engaging in any activity, such as related-party transactions, that might create a conflict of interest or a perception of a conflict of interest. These individuals are required to raise for consideration any proposed or actual transaction that they believe may create a conflict of interest. Our by-laws provide that no related-party transaction is void or voidable solely because a director has an interest if (1) the material facts are disclosed to or known by the Board of Directors and the transaction is approved by the disinterested directors or an appropriate Board committee comprised of disinterested directors, (2) the material facts are disclosed to or known by the stockholders and the transaction is approved by the stockholders, or (3) the transaction is fair to ITW as of the time it is approved. Our Corporate Governance Guidelines provide that the Board will apply established Categorical Standards for Director Independence in making its independence determinations. Under the standards, certain relationships between ITW and a director would preclude a director from being considered independent.

On an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire, which requires disclosure of any transactions with ITW in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Corporate Governance and Nominating Committee reviews these Questionnaires and discusses any related-party transaction disclosed therein.

In addition, under its charter, the Audit Committee is responsible for reviewing, approving, ratifying or disapproving all proposed related-party transactions that, if entered into, would be required to be disclosed under the rules and regulations of the SEC. In reviewing related-party transactions, the Audit Committee considers the factors set forth in our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines as well as other factors, including ITW’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to ITW as would be the case were the transaction entered into with a third party, and the potential for an actual or apparent conflict of interest. No member of the Audit Committee having an interest in a related-party transaction may participate in any decision regarding that transaction.

Consulting Agreement with Hugh J. Zentmyer

On January 5, 2009, ITW entered into a Consulting Agreement with Hugh J. Zentmyer, who retired as an executive vice president of ITW as of December 31, 2008. Pursuant to the agreement, Mr. Zentmyer is to provide management consulting services as assigned by the

Chief Executive Officer of ITW for a sum of $12,000 per month, plus reasonable expenses. The agreement has an initial one-year term, with an option to extend on a monthly basis thereafter.

Mr. Zentmyer is subject to nondisclosure provisions during the term of the agreement and for five years thereafter, as well as to a noncompetition provisions during the term of the agreement and for one year thereafter. The agreement also provides for indemnification by Mr. Zentmyer and by ITW under certain circumstances.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of five independent directors, as defined in the listing standards of the New York Stock Exchange. In addition, the Board of Directors has determined that all Audit Committee members are “financially literate” and that Ms. Strobel and Messrs. Davis, McCormack and Skinner meet the Securities and Exchange Commission criteria of “audit committee financial expert”. The Audit Committee operates under a written charter adopted by the Board of Directors, which was most recently reviewed by the Audit Committee in February 2009.

The Audit Committee is responsible for providing oversight to ITW’s financial reporting process through periodic meetings with ITW’s independent registered public accountants, internal auditors and management in order to review accounting, auditing, internal control and financial reporting matters. The Audit Committee is also responsible for assisting the Board in overseeing: (a) the integrity of ITW’s financial statements; (b) ITW’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s qualifications, independence and performance; and (d) the performance of ITW’s internal audit function. ITW’s management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on ITW’s senior management, including senior financial management, and ITW’s independent registered public accounting firm.

We have reviewed and discussed with senior management the audited financial statements included in the 2008 Annual Report to Stockholders. Management has confirmed to the Audit Committee that the financial statements have been prepared in conformity with generally accepted accounting principles.

We have reviewed and discussed with senior management their assertion and opinion regarding internal controls included in the 2008 Annual Report to Stockholders as required by Section 404 of the Sarbanes-Oxley Act of 2002. Management has confirmed to the Audit Committee that internal controls over financial reporting have been appropriately designed, and are operating effectively to prevent or detect any material financial statement misstatements. We have also reviewed and discussed with Deloitte & Touche LLP, ITW’s independent registered public accounting firm, its audit and opinion regarding ITW’s internal controls as required by Section 404, which opinion is included in the 2008 Annual Report to Stockholders.

We have reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee) under which Deloitte & Touche LLP must provide us with additional information regarding the scope and results of its audit of ITW’s financial statements. This information includes: (1) Deloitte & Touche LLP’s responsibility under generally accepted auditing standards; (2) significant accounting policies; (3) management judgments and estimates; (4) any significant audit adjustments; (5) any disagreements with management; and (6) any difficulties encountered in performing the audit.

We have received from Deloitte & Touche LLP a letter providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between Deloitte & Touche LLP and ITW that in its professional judgment may reasonably be thought to bear on independence. Deloitte & Touche LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of ITW within the meaning of the federal securities laws.

The Audit Committee also discussed with ITW’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of ITW’s internal controls, and the overall quality of ITW’s financial reporting.

Based on the reviews and discussions described above, we have recommended to the Board of Directors that the audited financial statements included in ITW’s 2008 Annual Report to Stockholders be included in ITW’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008.

Don H. Davis, Jr., Chairman
Marvin D. Brailsford
Robert C. McCormack
James A. Skinner
Pamela B. Strobel

Ratification of the Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has engaged Deloitte & Touche LLP to serve as ITW’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Deloitte & Touche LLP has been employed to perform this function for ITW since 2002.

Audit Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) will bill us approximately $13,880,000 for professional services in connection with the 2008 audit, as compared with $13,375,000 for the 2007 audit of the annual financial statements and internal controls. These fees relate to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q; (iii) the internal controls audit required by Section 404 of the Sarbanes-Oxley Act of 2002; and (iv) statutory audits.

Audit-Related Fees

During 2008 and 2007, the Deloitte Entities billed us approximately $2,033,000 and $401,000, respectively, for audit-related services. These fees relate to work performed with respect to divestiture audits, acquisition-related due diligence and other technical accounting assistance.

Tax Fees

These fees include work performed by the Deloitte Entities for 2008 and 2007 with respect to tax compliance services such as assistance in preparing various types of tax returns globally ($3,130,000 and $4,881,000, respectively) and tax planning services, often related to our many acquisitions and restructurings ($762,000 and $942,000, respectively).

All Other Fees

The aggregate fees for all other services rendered by the Deloitte Entities for 2008 and 2007 were approximately $0 and $150,000, respectively. These fees relate to internal control reviews and sundry services performed at operating units.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit related work to be performed by ITW’s independent registered public accounting firm. As a part of those procedures, the Audit Committee performs a qualitative analysis of all non-audit work to be performed by our independent registered public accounting firm. Each year, the Audit Committee receives a detailed list of the types of audit-related and non-audit related services to be performed, along with estimated fee amounts. The Audit Committee then reviews and pre-approves audit work and certain categories of tax and other non-audit services that may be performed. In conducting its analysis, the Audit Committee carefully contemplates the nature of the services to be provided and considers whether such services: (i) are prohibited under applicable rules; (ii) would result in our accountants auditing their own work; (iii) would result in our accountants performing management functions; (iv) would place our accountants in a position of acting as an advocate for the company; or (v) would present a real risk of a conflict of interest or otherwise impair our accountants’ independence. The Audit Committee also annually pre-approves the budget for annual GAAP, statutory and benefit plan audits. ITW’s management provides quarterly updates to the Audit Committee regarding year-to-date expenditures versus budget for audit and non-audit services. The Audit Committee also considers whether specific projects or expenditures could potentially affect the independence of ITW’s independent registered public accounting firm.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting and will have the opportunity to make a statement and respond to questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP

Stockholder Proposal
Stockholder Approval of any Future Extraordinary
Retirement Benefits for Senior Executives

The AFL-CIO Reserve Fund (the “Fund”), the holder of approximately 400 shares of ITW common stock, whose address is 815 Sixteenth Street, N.W., Washington, DC, 20006, has notified us that it intends to present the following resolution at the Annual Meeting. The proposed resolution and supporting statement are followed by a statement and a recommendation from the ITW Board of Directors. The ITW Board of Directors accepts no responsibility for the proposed resolution and supporting statement.

Resolved: The shareholders of Illinois Tool Works Inc. (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefits for senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “extraordinary retirement benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement:

Supplemental executive retirement plans (“SERPs”) provide retirement benefits for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

Our Company’s Nonqualified Pension Plan provides executives with the opportunity to earn additional pension benefits not provided by the Company’s tax-qualified retirement plan. In addition, through its Executive Contributory Retirement Income Plans, our Company matches the nonqualified deferred compensation of only designated executives.

Our Company provides early vesting of stock options held by the Named Executive Officers in the event of involuntary termination upon a corporate change, death or disability. While stock options may not be part of the Company’s Nonqualified Pension Plan, this early vesting policy amounts to an extraordinary retirement benefit that warrants shareholder approval.

Providing senior executives with extraordinary retirement benefits increases the cost of the Company’s nonqualified retirement plans to shareholders. In our view, the actuarial present value of an executive’s extraordinary retirement benefit can be significant. In addition, we believe these extraordinary benefits are unnecessary given the high levels of executive compensation at our Company.

To help ensure that the use of extraordinary pension benefits for senior executives are in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

We urge shareholders to vote for this proposal.

Board of Directors Statement in Opposition:

The Board recommends a vote AGAINST this proposal.

We believe that adoption of this proposal would put ITW at a competitive disadvantage, significantly impairing our ability to timely attract and retain senior executives necessary for our long term success. This would be detrimental to the interests of our stockholders.

ITW has demonstrated a strong commitment to provide secure retirement benefits for all employees, and retirement benefits are an important component of ITW’s compensation program. The Compensation Committee, which is comprised solely of independent directors, has examined the compensation structure in place for all senior officers and directors and, consistent with ITW’s philosophy over many years, has rejected the granting of excessive pay packages and golden parachute payment provisions to our top executives. Outside of the supplemental retirement plans, which consist of the Nonqualified Pension Plan and the Executive Contributory Retirement Income Plan (“ECRIP”) described more fully under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, our executives do not enjoy any specific, individual retirement payments that are not available to our employees generally. The benefits received by our executives under the supplemental retirement plans are determined in accordance with the terms of each plan on the same basis as the benefits received by the other plan participants and are fully disclosed to the public.

Our retirement benefits are consistent with general industry practices for companies of comparable size and are essential to attracting, motivating and retaining talented employees, including executives. Our Compensation Committee strives to ensure that ITW’s supplemental retirement plans are fair to all of our employees.

Specifically —

•	Our supplemental pension plan (the “Nonqualified Pension Plan”) uses the same benefit formula as our tax-qualified plan and is designed solely to allow participants to realize benefits that are precluded by IRS limits applicable to the tax-qualified plan. In order to incentivize participants to remain with ITW, any participant who leaves ITW, other than upon retirement, will forfeit any plan benefits in excess of what he or she would have received under the tax-qualified plan. No current senior executive has been granted any additional years of service under the Nonqualified Pension Plan, although we believe that this flexibility is needed to attract talented executives to the extent they may forfeit similar benefits with their current employer.

•	Our ECRIP allows participants to defer a portion of their compensation and receive company matching contributions just as other employees may under our tax-qualified 401(k) plan. These matching contributions are in lieu of, and not in addition to, contributions under the 401(k) plan.

•	Our aggregate liability under the Nonqualified Pension Plan is less than 4% of our total pension liability for all participants in our pension plans.

•	Vesting for the supplemental plans is the same as for the qualified plans, and early vesting of stock options is a feature of our Stock Incentive Plan that applies to all participants (over 600 employees) in the plan and not just the Named Executive Officers.

The Compensation Committee oversees our compensation programs and is required to approve all retirement benefits for executives within the principles described in the “Compensation Discussion and Analysis” section beginning on page 19. The Compensation Committee members do not receive compensation from ITW other than in their capacity as Directors. Since the Compensation Committee members have no personal interest in Compensation decisions, they are well-qualified to act in the best interests of our stockholders.

It is crucial that the Compensation Committee have the flexibility to use its best judgment in implementing and modifying our compensation programs. Stockholder approval of any particular compensation element would be a cumbersome and costly process, which would inhibit our ability to attract or retain talented leadership at the time these opportunities or challenges arise. For all these reasons, we believe that the day-to-day decisions of hiring and compensating senior leadership should continue to be managed by the independent members of the Board of Directors that are elected annually by our stockholders.

For the foregoing reasons, your Board of Directors believes that this proposal is not in the best interests of ITW or its stockholders and unanimously recommends that you vote AGAINST this proposal

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I. Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition, if a director meets the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II. Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three-year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III. Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.	A director who receives, or whose immediate family member receives, more than $120,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 during any twelve-month period in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.	A director who is a current partner or employee of a firm that is the Company’s internal or external auditor, or whose immediate family member[1] is a current partner of such a firm, is not independent. A director who is or was, or whose immediate family member is or was, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years is not independent.

1 For purposes of this Item 3 only, the term “immediate family member” shall mean a spouse, minor child or stepchild, or an adult child or stepchild sharing a home with the director.

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4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.[2]

6.	Stock ownership in the Company by directors is encouraged and the ownership of a significant amount of stock, by itself, does not bar a director from being independent.

IV. Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, be an affiliated person of the Company.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

2 In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

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ILLINOIS TOOL WORKS INC.
3600 WEST LAKE AVENUE
ATTN: SHAREHOLDER RELATIONS
GLENVIEW, IL 60026-1215
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for future electronic delivery of information up until 1:00 a.m., Central Time, on May 8, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Illinois Tool Works Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 1:00 a.m., Central Time, on May 8, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Illinois Tool Works Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
CONTROL NUMBER
You will need the 12-digit control number in the box below if voting by internet or phone.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ILLTW1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

ILLINOIS TOOL WORKS INC.

A	Proposals - The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and AGAINST Proposal 3.

1.	Election of Directors:		For	Against	Abstain

	1a.	William F. Aldinger	☐	☐	☐				For	Against	Abstain

	1b.	Marvin D. Brailsford	☐	☐	☐		1h. Harold B. Smith		☐	☐	☐

	1c.	Susan Crown	☐	☐	☐		1i. David B. Speer		☐	☐	☐

	1d.	Don H. Davis, Jr.	☐	☐	☐		1j. Pamela B. Strobel		☐	☐	☐

	1e.	Robert C. McCormack	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2009.		☐	☐	☐

	1f.	Robert S. Morrison	☐	☐	☐	3.	Stockholder Proposal, if presented at the meeting, urging the Board of Directors to seek Stockholder approval of any future extraordinary retirement benefits for senior executives.		☐	☐	☐
	1g.	James A. Skinner	☐	☐	☐

B	Non-Voting Items

For change of address, please check this box and print your new address on the reverse side where indicated.					☐

C	Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

ILLINOIS TOOL WORKS INC.
ANNUAL MEETING OF STOCKHOLDERS
FRIDAY, MAY 8, 2009
3:00 P.M. CT
THE NORTHERN TRUST COMPANY (6TH FLOOR)
50 SOUTH LASALLE STREET
CHICAGO, ILLINOIS 60603
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR BY TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

ILLTW2

 Illinois Tool Works Inc.

Proxy — Illinois Tool Works Inc.

3600 WEST LAKE AVENUE, GLENVIEW, ILLINOIS 60026
ANNUAL MEETING OF STOCKHOLDERS MAY 8, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned stockholder of Illinois Tool Works Inc. (“ITW”) hereby appoints Marvin D. Brailsford, Susan Crown and Harold B. Smith, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of ITW to be held in Chicago, Illinois on May 8, 2009 with authority to vote as directed by this Proxy Card at the meeting, and any adjournments of the meeting, all shares of common stock of ITW registered in the name of the undersigned. If no direction is made, this proxy will be voted FOR the election of each director, FOR the ratification of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2009, AGAINST the stockholder proposal urging the Board of Directors to seek stockholder approval of any future extraordinary retirement benefits for senior executives, and FOR or AGAINST any other properly raised matter at the discretion of the proxies.
If the undersigned is a participant in the ITW Savings and Investment Plan or the ITW Bargaining Savings and Investment Plan, the undersigned is also instructing the trustee of those plans to vote the shares of ITW common stock attributable to the undersigned in such plans as instructed on the reverse side and, in the discretion of the trustee, upon such other business as may come before the meeting, and if no instructions are given, the trustee will vote the shares in the same proportion as the shares for which voting instructions have been received.

Change of Address:

(If you noted a change of address above, please mark corresponding box on the reverse side.)
IMPORTANT - THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.